Exhibit (a)(1)(A)

VIRAGE LOGIC CORPORATION

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS

AND STOCK SETTLED APPRECIATION RIGHTS

FOR RESTRICTED STOCK UNITS

This document constitutes part of the prospectus relating

to each of the Virage Logic Corporation 1997 Equity Incentive Plan, as amended,

the Amended and Restated In-Chip Systems, Inc. 2001 Incentive and Non-Statutory Stock Option Plan

and the Virage 2002 Equity Incentive Plan, as amended, covering securities that have been registered under the Securities Act of 1933.

May 29, 2008

As amended June 11, 2008

VIRAGE LOGIC CORPORATION

Offer to Exchange

Outstanding Options and Stock Settled Appreciation Rights

for Restricted Stock Units

This offer and your withdrawal rights will expire at 5:00 p.m., Pacific Time (U.S.), on June 27, 2008,

unless we extend them.

Virage Logic Corporation and its subsidiaries, which we refer to collectively as “Virage Logic,” “the Company,” “we,” “our” or “us,” is offering you the opportunity to exchange any or all of your outstanding stock options and stock settled appreciation rights, or SSARs, granted under the Virage Logic Corporation 1997 Equity Incentive Plan, as amended, or our 1997 Plan, the Amended and Restated In-Chip Systems, Inc. 2001 Incentive and Non-Statutory Stock Option Plan, or our 2001 Plan, or the Virage Logic Corporation 2002 Equity Incentive Plan, as amended, or our 2002 Plan, whether vested or unvested, out-of-the-money or in-the-money, for restricted stock units that will be granted under our 2002 Plan. Restricted stock units are awards under which Virage Logic promises to issue and deliver to you shares of its common stock in the future in consideration of the performance of services, subject to your continued employment with us through the vesting date.

You are eligible to participate in this offer if you are a U.S. or United Kingdom-based employee of Virage Logic on the date of this offer and remain employed with Virage Logic through the expiration date. No other employees of Virage Logic based outside of the United States are eligible to participate in this offer. In addition, the members of our board of directors and our chief executive officer, chief financial officer and chief operating officer are not eligible to participate in this offer. Unless extended, this offer will expire at 5:00 p.m., Pacific Time (U.S.), on June 27, 2008. In order to receive restricted stock units in this offer, you must remain an employee of Virage Logic through the expiration date.

If you participate in this offer, the number of restricted stock units you receive will depend on the exercise price of and the number of shares subject to the options that you tender for exchange or the base price of and the number of shares subject to the SSARs that you tender for exchange, as applicable. Our objective in establishing the exchange ratios was to ensure that the restricted stock units granted in this offer will have an aggregate value, calculated based on the Black-Scholes valuation methodology, no greater than the aggregate value of the options and SSARs surrendered, as described in Section 2 of this offer to exchange.

If you decide to participate in this offer, you may exchange any or all of your option grants or SSAR grants. However, you cannot exchange part of any option grant or SSAR grant, unless that option grant or SSAR grant is covered by a domestic relations order (or comparable legal document as a result of the end of a marriage). Instead, you must exchange all shares of our common stock subject to each option grant or SSAR grant. If you wish to do so, you may exercise any portion of an option grant or SSAR grant that has vested and is exercisable and exchange the remaining unexercisable portion. Any such partial exercise of an option grant or SSAR grant may subject you to tax consequences. For that reason, we recommend that you consult with your personal tax, financial and legal advisors to determine the tax and other consequences of any such partial exercise.

We will grant restricted stock units on the same U.S. business date on which we cancel the exchanged options and exchanged SSARs, which we expect to be June 30, 2008.

Each restricted stock unit represents the right to receive one share of common stock upon vesting if you remain employed with us through the vesting date. If and when the restricted stock units vest, the underlying shares of common stock will be issued to you free of forfeiture conditions and restrictions on transfer, subject to our right to withhold or arrange for the sale of shares to satisfy any required tax withholding and your compliance with applicable securities laws, our securities trading policies and any other legal requirements. The restricted stock units granted under this offer will vest annually over a two-year period, such that half of the shares subject to a restricted stock unit award will vest one year after the restricted stock unit grant date, and the other half of the shares subject to that award will vest two years after the restricted stock unit grant date.

Participation in this offer is completely voluntary, and there are no penalties for electing not to participate. If you choose not to participate in this offer or your options and SSARs tendered for exchange are validly withdrawn, your existing options and SSARs will (1) remain outstanding until they expire by their current terms, (2) retain their current exercise price or base price, as applicable, and (3) retain their current vesting schedule, and you will not receive the restricted stock units described in this offer to exchange.

Our common stock is traded on The NASDAQ Global Market under the symbol “VIRL.” On May 28, 2008, the closing price of our common stock was $6.75 per share. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in This Offer” beginning on page 14 for a discussion of risks that you should consider before participating in this offer.

If you elect to participate in this offer, you must complete and sign the attached election form and deliver it by interoffice or U.S. mail, internationally recognized courier, facsimile, e-mail or hand delivery before 5:00 p.m., Pacific Time (U.S.), on June 27, 2008 to us as follows:

Virage Logic Corporation

47100 Bayside Parkway

Fremont, California 94538

Attention: Christine Russell

Telephone: (510) 360-8025

Facsimile: (510) 360-8078

E-mail: option.exchange@viragelogic.com

At any time, you may request a copy of any document related to this offer by contacting us as provided above. Only documents that are complete, signed and actually received by us before the expiration date will be accepted. We intend to confirm the receipt of your election form and any withdrawal form by e-mail within two U.S. business days of receipt. If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your election form and any withdrawal form.

We are making this offer upon the terms and conditions described in this offer to exchange, the accompanying memorandum from our president and chief executive officer to employees, dated May 29, 2008, the election form and withdrawal form. This offer is not conditioned upon a minimum number of options or SSARs being tendered for exchange. However, this offer is subject to conditions described in Section 7 of this offer to exchange.

IMPORTANT

Although our board of directors has approved this offer, neither we nor our board of directors is making any recommendation to you as to whether you should participate in this offer.

You must make your own decision as to whether or not to participate in this offer. In doing so, you should rely only on the information contained in this offer to exchange, the other materials distributed with this offer to exchange, the materials referenced in Section 17 of this offer to exchange or any other authorized communications from us made available to eligible employees, as no other representations or information have been authorized by us. We recommend that you consult with your own advisors, including your tax, financial and legal advisors, before making any decisions regarding this offer.

The restricted stock units we are offering may end up being worth less in the future than your outstanding options or SSARs eligible for exchange. In evaluating this offer, you should keep in mind that the future performance of our stock price will depend upon, among other factors, the overall economic environment, the performance of the overall stock market and companies in the semiconductor industry, the performance of our own business and the other risks and uncertainties set forth in our filings with the U.S. Securities and Exchange Commission, or SEC. (See Question and Answer 15, “Risks of Participating in This Offer” and Section 2 under the caption “Number of Options and SSARs; Expiration Date — Impact of Market Price on Exchange Ratios.”)

The statements in this document concerning the options and SSARs, the 1997 Plan, the 2001 Plan, the 2002 Plan and the restricted stock units are summaries of the material terms but are not complete descriptions of the options and SSARs, the 1997 Plan, the 2001 Plan, the 2002 Plan or the restricted stock units. The 1997 Plan, the 2001 Plan, the 2002 Plan and the forms of restricted stock unit agreements have been filed as exhibits to the Tender Offer Statement on Schedule TO filed with the SEC on May 29, 2008 (to which this document is also an exhibit). See Section 17 of this offer to exchange for additional information regarding the Schedule TO.

We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this offer to exchange, the related Schedule TO, the memorandum from our president and chief executive officer to employees, the election form, the withdrawal form and the forms of restricted stock unit agreements. If anyone makes any representation to you or gives you any information that is different from the representations and information contained in this offer to exchange, the related Schedule TO, the memorandum from our president and chief executive officer to employees, the election form, the withdrawal form or the forms of restricted stock unit agreements, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should tender your options or SSARs pursuant to this offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by us. You should rely only on the representations and information contained in this offer to exchange, the related Schedule TO, the memorandum from our president and chief executive officer to employees, the election form, the withdrawal form and the forms of restricted stock unit agreements to which we have referred you. You should not assume that the information provided in this offer to exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer.

This offer is not being made to, and we will not accept any election to tender for exchange options or SSARs from or on behalf of, holders of options or SSARs in any jurisdiction in which making this offer or accepting any tendered options or SSARs is illegal or subject to regulatory approval. However, we may in our sole discretion take the actions deemed necessary to make this offer to holders of options and SSARs in such jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about this offer and requests for additional copies of this offer to exchange and the other exchange documents to us as follows:

Virage Logic Corporation

47100 Bayside Parkway

Fremont, California 94538

Attention: Christine Russell

Telephone: (510) 360-8025

Facsimile: (510) 360-8078

E-mail: christine.russell@viragelogic.com

Offer to Exchange dated May 29, 2008

As amended June 11, 2008

TABLE OF CONTENTS

SUMMARY TERM SHEET		1
RISKS OF PARTICIPATING IN THIS OFFER		14
THE OFFER		17
1.	Eligibility	17
2.	Number of Options and SSARs; Expiration Date	17
3.	Purposes of This Offer	22
4.	Procedures for Electing to Exchange Options and SSARs	24
5.	Withdrawal Rights and Change of Election	25
6.	Acceptance of Options and SSARs for Exchange and Issuance of Restricted Stock Units	26
7.	Conditions of This Offer	27
8.	Price Range of Shares Underlying the Options and SSARs	29
9.	Source and Amount of Consideration; Terms of Restricted Stock Units	29
10.	Information Concerning Virage Logic	34
11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Options and SSARs	35
12.	Status of Options and SSARs Acquired by Us in This Offer; Accounting Consequences of This Offer	36
13.	Legal Matters; Regulatory Approvals	37
14.	Material U.S. and U.K. Income Tax Consequences	37
15.	Extension of Offer; Termination; Amendment	41
16.	Fees and Expenses	42
17.	Additional Information	42
18.	Financial Statements	43
19.	Miscellaneous	43

SCHEDULE A	Information Concerning the Executive Officers and Directors of Virage Logic Corporation	A-1

i

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this offer. You should carefully read this entire offer to exchange, including the “Risks of Participating in This Offer,” the accompanying memorandum from our president and chief executive officer to employees, dated May 29, 2008, and the election and withdrawal forms, together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this offer to exchange and the other offer documents. We have included in this summary references to other sections of this offer to exchange to help you find a more complete description of these topics.

Q1.	What is this offer?

A1.	This offer is a voluntary opportunity for eligible employees to exchange their outstanding options and SSARs for restricted stock units.

For purposes of this offer, you should be familiar with the following terms:

•

“cancellation date” refers to the date that is one U.S. business day after the expiration date. This is the date when exchanged options and exchanged SSARs will be cancelled. We expect that the cancellation date will be June 30, 2008. If the expiration date is extended, then the cancellation date will be similarly extended.

•	“common stock” refers to Virage Logic Corporation common stock, par value $0.001.

•

“eligible employees” refers to all U.S. and United Kingdom-based employees of Virage Logic that are employees on the date of this offer and remain employed through the expiration date. No other employees of Virage Logic based outside of the United States are eligible to participate in this offer. In addition, the members of our board of directors and our chief executive officer, chief financial officer and chief operating officer are not eligible to participate in this offer.

•	“exchanged options” refers to all options that you exchange pursuant to this offer.

•	“exchanged SSARs” refers to all SSARs that you exchange pursuant to this offer.

•

“expiration date” refers to the date on which this offer expires. We expect that the expiration date will be June 27, 2008 at 5:00 p.m., Pacific Time (U.S.). We may extend the expiration date in our sole discretion. If we extend this offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•

“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period will commence on May 29, 2008, and we expect it to end at 5:00 p.m., Pacific Time (U.S.), on June 27, 2008.

•	“offer” refers to this offer made to eligible employees to exchange outstanding options and SSARs for restricted stock units.

•	“offer to exchange” refers to this Offer to Exchange Certain Outstanding Options and SSARs for Restricted Stock Units.

•	“option” refers to an outstanding option to purchase one share of our common stock that was granted under any of the plans and remains outstanding and unexercised as of the expiration date.

•	“plans” refers to the 1997 Plan, the 2001 Plan and the 2002 Plan.

•

“restricted stock unit grant date” refers to the date that is the same U.S. business date as the cancellation date. This is the date on which restricted stock units will be granted. We expect that the restricted stock unit grant date will be June 30, 2008. If the expiration date is extended, then the restricted stock unit grant date will be similarly extended.

•	“restricted stock units” refers to the restricted stock units issued under the 2002 Plan pursuant to this offer that replace your exchanged options and exchanged SSARs.

•

“SSAR” refers to an outstanding right to receive a payment in shares of our common stock equal to the appreciation on a specified number of shares of our common stock over the base price established at the time of grant subject to vesting during a specified period of time that was granted under any of the plans and remains outstanding as of the expiration date.

Q2.	Why is Virage Logic making this offer?

A2.	The purpose of this offer is to provide meaningful equity compensation to eligible employees in a manner that rewards and motivates our employees while recognizing the interests of our other stakeholders. We believe that options and SSARs are not always an effective means for rewarding and motivating our non-executive employees that are eligible to participate in this offer. Some of our outstanding options and SSARs have exercise prices and base prices, respectively, that are significantly higher than the current market price of our common stock. Because these options and SSARs are out-of-the-money, they are not yielding the intended levels of retention or incentive for our eligible employees. In addition, in-the-money options and SSARs may have uncertain value and may become out-of-the-money options and SSARs in the future if the price of our common stock decreases. As a result, these options and SSARs may provide no ownership value to these employees. By offering our employees the opportunity to exchange these options and SSARs for restricted stock units, we are seeking to provide our employees with meaningful equity compensation while reducing the number of options and SSARs outstanding. Both out-of-the-money and in-the-money options and SSARs are eligible for exchange in this offer. The decision to exchange in-the-money options or SSARs may have different economic consequences for you to consider. (See Question and Answer 15, “Risks of Participating in This Offer” and Section 2 under the caption “Number of Options and SSARs; Expiration Date — Impact of Market Price on Exchange Ratios.”) By compensating our employees with restricted stock units instead of options and SSARs, eligible employees will have the opportunity to receive (upon vesting) a number of shares of actual stock with a more certain value than options or SSARs.

Restricted stock units provide value to our employees whether or not our common stock has appreciated since the grant date. The fact that employees will hold a security with the same economic value (although subject to vesting) as our other stockholders means that employees will be affected by increases and decreases in the market value of our common stock in the same manner as our other stockholders. We believe that this alignment of interests will help build value for both our employees and our stockholders. We also believe that this offer will help us use our employee compensation resources more efficiently. Options and SSARs represent potential future issuance of shares, which results in dilution of stockholder interests. The measure of option and SSAR usage is called “overhang,” defined most simply as options and SSARs granted as a percentage of the total number of shares of our common stock outstanding. The exchange ratios selected for this offer are expected to decrease the total number of options and SSARs outstanding and therefore reduce the potential dilution associated with our employee compensation plans. (See Section 3.)

Q3.	Am I eligible to participate in this offer?

A3.	You are eligible to participate in this offer if you are a U.S. or United Kingdom-based employee of Virage Logic on the date of this offer and remain employed with Virage Logic through the expiration date. No other employees of Virage Logic based outside of the United States are eligible to participate in this offer. In addition, the members of our board of directors and our chief executive officer, chief financial officer and chief operating officer are not eligible to participate in this offer. In order to receive restricted stock units in this offer, you must remain an employee of Virage Logic through the expiration date. (See Section 1.)

Q4.	Which options and SSARs may I exchange in this offer?

A4.	All options and SSARs granted under the 1997 Plan, the 2001 Plan and the 2002 Plan, whether vested or unvested, out-of-the-money or in-the-money, that are held by an eligible employee and outstanding as of the expiration date are eligible for exchange in this offer. (See Section 2.)

If you decide to participate in this offer, you may exchange one or more of your option grants or SSAR grants. However, you cannot exchange part of any option grant or SSAR grant, unless that option grant or SSAR grant is covered by a domestic relations order (or comparable legal document as a result of the end of a marriage). Instead, you must exchange all shares of our common stock subject to each option grant or SSAR grant. If you wish to do so, you may exercise any portion of an option grant or SSAR grant that has vested and is exercisable and exchange the remaining unexercisable portion. (See Section 2) Any such partial exercise of an option grant or SSAR grant may subject you to tax consequences. For that reason, we recommend that you consult with your personal tax, financial and legal advisors to determine the tax and other consequences of any such partial exercise.

Q5.	What is an option?

A5.	An option is the right to purchase shares of stock at a specified price or “exercise” price, regardless of the actual market price of the stock at the time the option is exercised. Due to subsequent fluctuations, at any given time following the grant of the option, the prevailing market price of the common stock issuable on exercise of the option may be greater than, equal to or less than the specified exercise price of the option. When the market price is greater than the exercise price of the option (otherwise known as an “in-the-money” option), the option holder receives value from exercising the option, because he or she is able to buy the shares of common stock underlying the option at less than its prevailing market price and then sell (or hold) the purchased shares of common stock at the higher prevailing market price. The holder of an option at an exercise price that is equal to or greater than the prevailing market price (otherwise known as an “out-of-the-money” option) generally would not exercise the stock option. Some of the options that may be exchanged in this offer are currently “out-of-the-money” and other options may be “in-the-money” as of the date of this offer. We urge you to read this offer to exchange and consider the risks of tendering “in-the-money” options and “out-of-the-money” options. (See Question and Answer 15, “Risks of Participating in This Offer” and Section 2 under the caption “Number of Options and SSARs; Expiration Date — Impact of Market Price on Exchange Ratios.”)

Q6.	What is a SSAR?

A6.	A SSAR is the right to receive a payment in shares of our common stock equal to the appreciation on a specified number of shares of our common stock subject to vesting during a specified period of time. Each SSAR is payable in a number of shares of our common stock equal to the excess of (1) the market value of the specified number of shares when a SSAR is exercised minus (2) the base price established for those specified shares. Typically, the base price is the market price of a share of our common stock on the date the SSAR is granted. Due to subsequent fluctuations, at any given time following the grant of the SSAR, the prevailing market price of the shares may be greater than, equal to or less than the specified base price of the SSAR. When the prevailing market price is greater than the base price of the SSAR (otherwise known as an “in-the-money” SSAR), the holder of the SSAR receives value from exercising the SSAR, because he or she receives a number of shares equal in value to the appreciation in the shares underlying the SSAR and may then sell (or hold) these shares at the prevailing market price. The holder of the SSAR is not required to make any payment upon exercise. The holder of a SSAR at a base price that is equal to or greater than the prevailing market price (otherwise known as an “out-of-the-money” SSARs) generally would not exercise the SSAR because the value of the shares has not appreciated and he or she would not be entitled to receive any shares at the time of exercise. Some of the SSARs that may be exchanged in this offer are currently “out-of-the-money” and other SSARs may be “in-the-money” as of the date of this offer. We urge you to read this offer to exchange and consider the risks of tendering “in-the-money” SSARs and “out-of-the-money” SSARs. (See Question and Answer 15, “Risks of Participating in This Offer” and Section 2 under the caption “Number of Options and SSARs; Expiration Date — Impact of Market Price on Exchange Ratios.”)

Q7.	What are restricted stock units?

A7.	Restricted stock units are awards under which Virage Logic promises to issue and deliver to you shares of its common stock in the future in consideration of the performance of services, subject to your continued employment with us through the vesting date. The principal difference between an option and a SSAR and a restricted stock unit is that an option requires the payment of an exercise price and a SSAR has a base price required for payment of shares, but a restricted stock unit does not. Restricted stock units have a value equivalent to the stock price at the time of grant. With restricted stock units, you always have the value intrinsic in the price of our common stock. The value of your restricted stock units will go up or down with the value of our common stock.

Restricted stock units granted in connection with this offer will be granted on the same U.S. business day as the cancellation date. We refer to this date as the restricted stock unit grant date, which we expect will be June 30, 2008. (See Section 6.) The purchase price of your restricted stock units will be the par value of our common stock, which is equal to $0.001 per share. If the restricted stock units are transferred to you upon vesting, the par value will be deemed to have been paid by your past services rendered to Virage Logic. As a result, you will not have to make any cash payment to Virage Logic to receive your restricted stock units. The restricted stock units granted under this offer will vest annually over a two-year period, such that half of the shares subject to a restricted stock unit award will vest one year after the restricted stock unit grant date, and the other half of the shares subject to that award will vest two years after the restricted stock unit grant date. (See Section 9.)

Q8.	Are the restricted stock units being offered as part of this offer different from the restricted stock units Virage Logic has previously granted to some of its employees?

A8.	No. The restricted stock units being offered as part of this offer are similar to the restricted stock units that Virage Logic has previously granted to some of its employees as part of their incentive or bonus compensation.

Q9.	How do I participate in this offer?

A9.	If you choose to participate in this offer, you must do the following before 5:00 p.m., Pacific Time (U.S.), on June 27, 2008:

1.	Properly complete and sign the attached election form.

2.	Deliver the completed and signed election form by interoffice or U.S. mail, internationally recognized courier, facsimile, e-mail or hand delivery to us as follows:

Virage Logic Corporation

47100 Bayside Parkway

Fremont, California 94538

Attention: Christine Russell

Telephone: (510) 360-8025

Facsimile: (510) 360-8078

E-mail: option.exchange@viragelogic.com

To help you recall your outstanding options and SSARs and give you the tools to make an informed decision, we will distribute to you a summary of all of your outstanding options and SSARs, together with an option/SSARs to restricted stock units calculator.

This offer is not conditioned upon a minimum number of options or SSARs being tendered for exchange.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any options or SSARs tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all validly tendered options and SSARs from eligible employees that are not validly withdrawn promptly after the expiration date. (See Section 4.)

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Time (U.S.), on the U.S. business day following the previously scheduled expiration date.

The delivery of all required documents, including election forms and withdrawal forms, is at your risk. Delivery of documents will be deemed made only when actually received by Virage Logic. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your election form and any withdrawal form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your election form and any withdrawal form. Only documents that are complete, signed and actually received by us before the expiration date will be accepted. (See Section 4.)

Q10.	Are there circumstances under which I would not be granted restricted stock units?

A10.	Yes. If, for any reason, you are no longer an employee of Virage Logic on the expiration date, you will not receive any restricted stock units. Instead, you will keep your current options and SSARs, and they will (1) remain outstanding until they expire by their current terms, (2) retain their current exercise price or base price, as applicable, and (3) retain their current vesting schedule, and you will not receive the restricted stock units described in this offer to exchange. Your employment with Virage Logic, if you are a U.S. employee, will remain “at will” and can be terminated by you or us at any time, with or without cause or notice. If you are a United Kingdom employee, your employment with Virage Logic will remain subject to your terms and conditions of employment with Virage Logic. (See Section 1.)

Moreover, even if we accept your tendered options or SSARs for exchange, we will not grant restricted stock units to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting restricted stock units as a result of changes in applicable SEC rules or The NASDAQ Marketplace rules. We do not anticipate any such prohibitions at this time. (See Section 13.)

Q11.	Am I required to participate in this offer?

A11.	No. Participation in this offer is completely voluntary, and there are no penalties for electing not to participate. (See Section 2.)

Q12.	How many restricted stock units will I receive for the options and SSARs that I exchange?

A12.	As stated above, the number of restricted stock units that you receive will depend on the exercise price of and the number of shares subject to your exchanged options or the base price of and the number of shares subject to your exchanged SSARs, as follows:

Options

•

Exchanged options granted with an exercise price per share less than or equal to $9.00 will be exchanged for restricted stock units at an exchange ratio of one restricted stock unit for every three exchanged options.

•

Exchanged options granted with an exercise price per share greater than or equal to $9.01 but less than or equal to $14.00 will be exchanged for restricted stock units at an exchange ratio of one restricted stock unit for every five exchanged options.

•

Exchanged options granted with an exercise price per share greater than or equal to $14.01 will be exchanged for restricted stock units at an exchange ratio of one restricted stock unit for every six exchanged options.

SSARs

•

Exchanged SSARs granted with a base price per share less than or equal to $9.00 will be exchanged for restricted stock units at an exchange ratio of one restricted stock unit for every three exchanged SSARs.

•

Exchanged SSARs granted with a base price per share greater than or equal to $9.01 but less than or equal to $14.00 will be exchanged for restricted stock units at an exchange ratio of one restricted stock unit for every five exchanged SSARs.

•

Exchanged SSARs granted with a base price per share greater than or equal to $14.01 will be exchanged for restricted stock units at an exchange ratio of one restricted stock unit for every six exchanged SSARs.

(See Section 2.)

Q13.	How were the exchange ratios calculated?

A13.	This offer must balance the interests of Virage Logic and its employees and stockholders. We considered the potential benefits of a number of alternatives, as well as their related costs, and determined that the alternative reflected in this offer could provide value and offer an incentive in a manner that we believe would further the interests of both our employees and our stockholders. Our objective in establishing the exchange ratios was to ensure that the restricted stock units granted in this offer will have an aggregate value, calculated based on the Black-Scholes valuation methodology, no greater than the aggregate value of the options and SSARs surrendered. The exchange ratios were determined by our board of directors based on a number of factors, including the analysis and recommendation of a third-party consultant of the value of outstanding options and SSARs based on the Black-Scholes valuation methodology. We chose the assumptions used in applying the Black-Scholes valuation methodology to (1) appropriately incentivize our employees, (2) reduce the cost of this offer to us, which will be reported in our financial statements and (3) to reduce significantly the “overhang” of outstanding awards of our common stock under the plans and potential dilution to our stockholders. (See Sections 2 and 3.)

Q14.	If I participate in this offer, do I have to exchange all of my options and SSARs?

A14.	No. If you decide to participate in this offer, you may exchange any or all of your option grants or SSAR grants. However, you cannot exchange part of any option grant or SSAR grant, unless that option grant or SSAR grant is covered by a domestic relations order (or comparable legal document as a result of the end of a marriage). Instead, you must exchange all shares of our common stock subject to each option grant or SSAR grant. If you wish to do so, you may exercise any portion of an option grant or SSAR grant that has vested and is exercisable and exchange the remaining unexercisable portion. Any such partial exercise of an option grant or SSAR grant may subject you to tax consequences. For that reason, we recommend that you consult with your personal tax, financial and legal advisors to determine the tax and other consequences of any such partial exercise. (See Section 2.)

Q15.	Why should I consider participating in this offer?

A15.	If you participate in this offer, you will surrender options or SSARs for more shares than the number of restricted stock units that you will receive, based on exchange ratios set on the date that this offer commenced. (See Question and Answer 12 and Section 2.) The exchange ratios were determined by our board of directors based on a number of factors, including the analysis and recommendation of a third-party consultant of the value of outstanding options and SSARs based on the Black-Scholes valuation methodology. For a description of the Black-Scholes valuation methodology, see the information in Section 2 under the caption “Number of Options and SSARs; Expiration Date — Impact of Market Price on Exchange Ratios.”

Your options and SSARs may be in-the-money or out-of-the-money. Your options and SSARs that are currently out-of-the-money might never be in-the-money. In addition, your options and SSARs that are currently in-the-money may not remain in-the-money in the future depending on, among other things, the future price of our common stock and the exercise price of your options and the base price of your SSARs. As a result, your options and SSARs may never have any realizable value to you or you may lose any realizable value that you have on the cancellation date.

In contrast, you should be aware that options and SSARs that are currently in-the-money may have a greater value on the cancellation date or any time in the future than the restricted stock units you receive in this offer will have on the date such restricted stock units vest and are transferred to you. In addition, while the restricted stock units may have a greater likelihood of having value when (and if) you sell the underlying common stock, you will not vest in all of the restricted stock units if your employment terminates before the applicable vesting date. The examples in Section 2 under the caption “Number of Options and SSARs; Expiration Date — Impact of Market Price on Exchange Ratios” may assist you in this regard.

Accordingly, we can provide no assurance that the restricted stock units upon vesting will be worth more than your exchanged options and exchanged SSARs on the cancellation date. In evaluating this offer, we recommend that you obtain current market quotations for our common stock before deciding whether to participate in this offer. You should also keep in mind that the future performance of our common stock will depend upon, among other factors, the overall economic environment, the performance of the overall stock market and companies in the semiconductor industry, the performance of our business and the risks and uncertainties set forth in our filings with the SEC. We recommend that you utilize the calculator that accompanies this offer to exchange, a form of which is filed as an exhibit to our Tender Offer Statement on Schedule TO. In addition, we urge you to read our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and our most recent Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2007 and March 31, 2008, which have been filed with the SEC and are available at http://www.sec.gov, as well as all other documents incorporated by reference in our Tender Offer Statement on Schedule TO (to which this document is also an exhibit).

Q16.	What happens if I have an option grant or SSAR grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A16.	If you have an option grant or SSAR grant that is subject to a domestic relations order (or comparable legal document as a result of the end of a marriage) and a person who is not an employee of Virage beneficially owns a portion of that option grant or SSAR grant, you may tender only the portion beneficially owned by you. Any portion beneficially owned by a person who is not our employee may not be exchanged in this offer (even if legal title to that portion of the option grant or SSAR grant is held by you and you are an eligible employee).

For instance, if you are an eligible employee and you hold an option grant to purchase 300 shares with an exercise price per share equal to $8.00 that is subject to a domestic relations order, 150 of which are beneficially owned by your former spouse, and you have exercised 75 of the remaining 150 shares, then you may elect to exchange the portion of the option grant that you beneficially own covering the outstanding 75 shares, or you may elect not to participate in this offer at all. This is your only choice with respect to this option grant. Similarly, if you are an eligible employee and you hold 300 SSARs with a base price per share equal to $8.00 that is subject to a domestic relations order, 150 of which are beneficially owned by your former spouse, and you have exercised 75 of the remaining 150 SSARs, then you may elect to exchange the portion of the SSAR grant that you beneficially own covering the outstanding 75 SSARs, or you may elect not to participate in this offer at all. This is your only choice with respect to this SSAR. (See Section 2.)

Q17.	Once I surrender my exchanged options and exchanged SSARs, is there anything I must do to receive the restricted stock units?

A17.	No. Once your exchanged options and exchanged SSARs have been accepted by us for exchange and cancelled, there is nothing that you must do to receive your restricted stock units. Your restricted stock units will be granted to you on the same U.S. business day that the exchanged options and exchanged SSARs are cancelled. We refer to this date as the restricted stock unit grant date. We expect that the restricted stock unit grant date will be June 30, 2008. In order to receive shares of our common stock upon vesting of a restricted stock unit granted to you pursuant to this offer, you must remain employed with us through the vesting date. (See Question and Answer 24 and Section 6.)

Q18.	Can I exchange shares of common stock that I previously acquired upon exercise of options or SSARs?

A18.	No. This offer relates only to outstanding and unexercised options and SSARs. You may not exchange shares of our common stock in this offer. (See Section 2.)

Q19.	When will I receive restricted stock units?

A19.	We will grant the restricted stock units on the restricted stock unit grant date. The restricted stock unit grant date will be the same U.S. business day as the date on which we cancel the options and SSARs accepted for exchange. We refer to this date as the restricted stock unit grant date. We expect that the restricted stock unit grant date will be June 30, 2008. If the expiration date is extended, then the restricted stock unit grant date will be similarly extended. You will receive your restricted stock unit agreement promptly after the expiration date. You will receive the shares subject to the restricted stock unit award when and if your award vests. (See Section 6.)

Q20.	If I participate in this offer, what will happen to my current options and SSARs? Will I be required to give up all of my rights under the cancelled options and cancelled SSARs?

A20.	Yes. Once we have accepted your exchanged options and exchanged SSARs for exchange, your exchanged options and exchanged SSARs will be cancelled, and you will no longer have any rights under those options and SSARs. We intend to cancel all exchanged options and exchanged SSARs one U.S. business day after the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be June 30, 2008, unless we extend the offer. (See Section 6.)

Q21.	Why are you offering to exchange options and SSARs for restricted stock units rather than new options or SSARs?

A21.	We are offering to exchange options and SSARs for restricted stock units rather than new options and SSARs because restricted stock units, once they vest, place actual shares of stock into the hands of employees and, accordingly, have a more certain value than options and SSARs. Granting restricted stock units instead of stock options and SSARs also helps us use our employee compensation resources more efficiently. By setting the exchange ratios as we have in this offer, we expect to reduce our incentive compensation overhang, which is the number of options and SSARs outstanding as a percentage of the total number of shares of our common stock outstanding. This is expected to result in a reduction in the potential dilution associated with our employee compensation plans, which will benefit all our stockholders. (See Section 3.)

Q22.	Will the terms and conditions of my restricted stock units be the same as my exchanged options and exchanged SSARs?

A22.	Restricted stock units are a different type of award than options and SSARs, and so the terms and conditions of your restricted stock units will necessarily be different than those of your exchanged options and exchanged SSARs. Further, your restricted stock units will be granted under the 2002 Plan, while your exchanged options or exchanged SSARs may have been granted under one of our other plans with different terms and conditions. However, such changes generally will not substantially and adversely affect your rights, except that you will receive shares when your restricted stock units vest (instead of having the right to exercise your options and SSARs following vesting), and the vesting schedule of your restricted stock units will be different. (See Section 9.)

Q23.	What will be the purchase price of my restricted stock units?

A23.	The purchase price of your restricted stock units will be the par value of our common stock, which is equal to $0.001 per share. If the restricted stock units are transferred to you upon vesting, the par value will be deemed to have been paid by your past services rendered to Virage Logic. As a result, you will not have to make any cash payment to Virage Logic to receive your restricted stock units. (See Section 9.)

Q24.	When will my restricted stock units vest?

A24.	The restricted stock units granted under this offer will vest annually over a two-year period, such that half of the shares subject to a restricted stock unit award will vest one year after the restricted stock unit grant date, and the other half of the shares subject to that award will vest two years after the restricted stock unit grant date.

In the event of your termination of employment by reason of death or disability, or in the case of unforeseeable emergency or other special circumstances, our board of directors, the committee or an administrator may, in its sole discretion, accelerate the vesting of any or all of your unvested restricted stock units. The shares of our common stock underlying any restricted stock units that vest in this manner will be transferred to you or your estate, as applicable, as soon as administratively practicable following the date on which the restricted stock units vest and the purchase price for each restricted stock unit will be deemed to have been paid through your past services to us.

In order to receive shares of our common stock upon vesting of a restricted stock unit granted to you pursuant to this offer, you must remain an employee of Virage Logic on the date that the restricted stock units vest. After the restricted stock units vest, continued employment is not required to retain the shares of our common stock issued under the restricted stock units. We will make minor modifications to the vesting schedule of any restricted stock units to eliminate fractional vesting (such that a whole number of restricted stock units will vest on each vesting date) by rounding down to the nearest whole number of restricted stock units that will vest on a particular vesting date. Fractional shares that do not vest on a particular date as a result of such rounding will be carried forward to the next scheduled vesting date. (See Section 9.)

Q25.	What happens when the restricted stock units vest?

A25.	When the restricted stock units vest, we will issue the appropriate number of shares of our common stock to the employee who then owns the shares of common stock free of forfeiture conditions and restrictions on transfer, if you remain employed with us on the vesting date, subject to our right to withhold or arrange for the sale of shares to satisfy any required tax withholding and your compliance with applicable securities laws, our securities trading policies and any other legal requirements as described below.

Q26.	Will I receive a restricted stock unit agreement?

A26.	Yes. All restricted stock units will be subject to a restricted stock unit agreement between you and Virage Logic, as well as to the terms and conditions of the 2002 Plan. Your execution of the restricted stock unit agreement is a condition to receiving any restricted stock units in this offer. (See Section 9.)

Q27.	What happens to my options and SSARs if I choose not to participate in this offer or if my options and SSARs tendered for exchange are validly withdrawn?

A27.	If you choose not to participate in this offer or your options and SSARs tendered for exchange are validly withdrawn, your existing options and SSARs will (1) remain outstanding until they expire by their current terms, (2) retain their current exercise price or base price, as applicable, and (3) retain their current vesting schedule, and you will not receive the restricted stock units described in this offer to exchange. (See Section 5.)

Q28.	How does Virage Logic determine whether an option or SSAR has been validly tendered or validly withdrawn?

A28.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt), acceptance and withdrawal of any options and SSARs. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options or SSARs tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all validly tendered options and SSARs from eligible employees that are not validly withdrawn, subject to the terms of this offer. No tender or withdrawal of options or SSARs will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option or SSAR holder or waived by us. We have no obligation to give notice of any defects or irregularities in any election form or withdrawal form, and we will not incur any liability for failure to give any notice. (See Section 4.)

Q29.	Will I have to pay taxes if I participate in this offer?

A29.	United States

If you participate in this offer and are a citizen or resident of the United States, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange. On the restricted stock unit grant date, you generally will not be required under current law to recognize income for U.S. federal income tax purposes. However, you generally will have taxable income when shares subject to the restricted stock units are transferred to you upon vesting, at which time we will also generally have a tax withholding obligation. You may also have taxable income when you sell the shares underlying the restricted stock unit. (See Section 14.)

United Kingdom

If you participate in this offer and are a citizen or resident of the United Kingdom, you generally will not be required under current United Kingdom law to recognize income for United Kingdom income tax purposes at the time of the exchange. On the restricted stock unit grant date, you generally will not be required under current law to recognize income for United Kingdom income tax purposes. However, you generally will have taxable income when your restricted stock units vest, at which time we will also generally have a tax withholding obligation. You may also have taxable income when you sell the shares underlying the restricted stock unit. (See Section 14.)

You should consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there might be additional tax and social insurance consequences that may apply to you.

Q30.	What if Virage Logic is acquired by another company?

A30.

Although we are not anticipating any such merger or acquisition, if we merge or consolidate with or are acquired by another entity prior to the expiration date, you may choose to withdraw any options and SSARs that you tendered for exchange and your options and SSARs will be treated in accordance with the incentive plan under which they were granted and your option agreement or SSAR agreement, as applicable. Further, if Virage Logic is acquired prior to the expiration date, we reserve the right to withdraw this offer, in which case your options and SSARs and your rights under them will remain intact and exercisable for the time period set forth in your option agreement or SSAR agreement, as applicable, and you will receive no restricted stock units in exchange for them. If Virage Logic is acquired prior to the expiration date but does not withdraw this offer, we (or the successor entity) will notify you of any material changes to the terms of this offer or the restricted stock units, including any adjustments to the purchase price or number of shares that will be subject to the restricted stock units. Under such circumstances, the type of security and the number of shares covered by your restricted stock unit award would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive restricted stock units covering more or fewer shares of the acquirer’s common stock than the number of shares subject to the options or SSARs that you tendered for exchange or than the number you would have received pursuant to the restricted stock units if no acquisition had occurred.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option and SSAR holders who elect to participate in this offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option and SSAR holders who did not participate in this offer and retained their original options and SSARs.

Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the completion of this offer. Termination of your employment for this or any other reason before the restricted stock unit grant date means that the tender of your options and SSARs will not be accepted, you will keep your tendered options and SSARs in accordance with their original terms, and you will not receive any restricted stock units or other benefit for your tendered options and SSARs.

If we are acquired after your exchanged options and exchanged SSARs have been accepted, cancelled and exchanged for restricted stock units, your restricted stock units will be treated in the acquisition transaction in accordance with the terms of the transaction agreement, the terms of the 2002 Plan and your new restricted stock unit agreement. (See Section 9.)

Q31.	What are the accounting consequences of this offer?

A31.	As of October 1, 2005, we adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or SFAS 123(R), on accounting for share-based payments. Under SFAS 123(R), we will recognize the incremental compensation cost of the restricted stock units granted pursuant to this offer in addition to any remaining unrecognized compensation expense on the exchanged options and exchanged SSARs. The incremental compensation cost will be measured as the excess, if any, of the fair value of each award of restricted stock units granted to eligible employees in exchange for exchanged options and exchanged SSARs, measured as of the restricted stock unit grant date, over the fair value of the exchanged options and exchanged SSARs, measured immediately prior to their cancellation on the cancellation date. This incremental compensation cost will be recognized ratably over the vesting period of the restricted stock units in addition to any remaining unrecognized compensation expense on the exchanged options and exchanged SSARs. In the event that any of the restricted stock units are forfeited prior to their vesting due to termination of service, the compensation cost for the forfeited restricted stock units will not be recognized. (See Section 12.)

Q32.	Are there any conditions to this offer?

A32.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this offer to exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange validly tendered options and SSARs, although we may do so in our discretion. This offer is not conditioned upon a minimum number of options or SSARs being tendered for exchange. (See Sections 2 and 7.)

Q33.	If you extend, terminate or amend this offer, how will you notify me?

A33.	If we extend, terminate or amend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension, termination or amendment no later than 6:00 a.m., Pacific Time (U.S.), on the next U.S. business day following the previously scheduled expiration date or following the date we terminate or amend this offer. (See Sections 2 and 15.)

Q34.	Can I change my mind and withdraw from this offer?

A35.	Yes. You may change your mind after you have submitted an election form and withdraw from this offer at any time before the expiration date. If we extend the expiration date, you may withdraw your election at any time before the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date. (See Sections 4 and 5.)

Q35.	How do I validly withdraw my election?

A36.	To validly withdraw your election, you must do the following before the expiration date:

1.	Properly complete and sign the attached withdrawal form.

2.	Deliver the completed attached withdrawal form by interoffice or U.S. mail, internationally recognized courier, facsimile, e-mail or hand delivery to us as follows:

Virage Logic Corporation

47100 Bayside Parkway

Fremont, California 94538

Attention: Christine Russell

Telephone: (510) 360-8025

Facsimile: (510) 360-8078

E-mail: option.exchange@viragelogic.com

(See Section 5.)

Q36.	What if I validly withdraw my election and then decide again that I want to participate in this offer?

A37.	If you have validly withdrawn your election to participate and then decide again that you would like to participate in this offer, you may reelect to participate by validly tendering before the expiration date a new properly completed election form that is signed and dated after the date of your withdrawal form. (See Section 5.)

Q37.	Are you making any recommendation as to whether I should exchange my options and SSARs?

A38.	No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your options and SSARs in this offer will be a challenging one for many employees. The program does carry risks (see “Risks of Participating in This Offer” for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your options and SSARs than from the restricted stock units you will receive in exchange pursuant to this offer. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your personal tax, financial and legal advisors. (See Section 3.)

Q38.	Who can I talk to if I have questions about this offer, or if I need additional copies of this offer documents?

You should direct questions about this offer and requests for additional copies of this offer to exchange and the other exchange documents to us as follows:

Virage Logic Corporation

47100 Bayside Parkway

Fremont, California 94538

Attention: Christine Russell

Telephone: (510) 360-8025

Facsimile: (510) 360-8078

E-mail: christine.russell@viragelogic.com

(See Section 10.)

RISKS OF PARTICIPATING IN THIS OFFER

Participating in this offer involves a number of risks, including those described below. These risk factors and the risk factors under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and in our Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2007 and March 31, 2008, filed with the SEC, highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with your personal tax, financial and legal advisors as necessary before deciding to participate in this offer. In addition, we strongly urge you to read the sections in this offer to exchange discussing the tax consequences in the United States and the United Kingdom, as applicable, as well as the rest of this offer to exchange for a more in depth discussion of the risks that may apply to you before deciding to participate in this offer.

In addition, this offer and our SEC reports referred to above include “forward-looking statements.” When used in this offer to exchange, the words “may,” “will,” “should,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” or “continue,” the negative of these terms or other comparable terminology as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors elsewhere in this offer to exchange. You should carefully consider these risks, in addition to the other information in this offer to exchange and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with this offer.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and in our Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2007 and March 31, 2008. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date of this offer to exchange.

Risks that Are Specific to This Offer

The methodology utilized to determine the exchange ratios is based substantially on the Black-Scholes valuation methodology and does not necessarily reflect the value of the options and SSARs that may be held by eligible employees upon exercise.

Our objective in establishing the exchange ratios was to ensure that the restricted stock units granted in this offer will have an aggregate value, calculated based on the Black-Scholes valuation methodology, no greater than the aggregate value of the options and SSARs surrendered. The exchange ratios were determined by our board of directors based on a number of factors, including the analysis and recommendation of a third-party consultant of the value of outstanding options and SSARs based on a Black-Scholes valuation methodology that used the following assumptions: (1) the closing stock price of our common stock, (2) the exercise price of the option or the base price of the SSAR, (3) the expected remaining term of the option or SSAR, (4) the market volatility of the stock price, (5) a risk-free interest rate and (6) the expected dividend yield of the stock of zero.

You should be aware that the valuation of options and SSARs is not an exact science. Although the Black-Scholes valuation methodology is a standard and accepted model for determining the value of options and SSARs, the utilization of different assumptions can produce significantly different results for the ultimate value of an option or SSAR. Moreover, even experts can disagree on the correct assumptions to use for any option or SSAR exercise. The assumptions we used for the purposes of this offer may not be the same as those used by others and, therefore, our valuation of the options and SSARs and the final exchange ratios may not be consistent with those obtained using other valuation techniques or input assumptions and may not reflect the value of these options and SSARs upon exercise.

If the price of our common stock increases or decreases after the date on which your options and SSARs are cancelled, your cancelled options and cancelled SSARs might have been worth more than the restricted stock units that you receive in exchange for them.

Your options and SSARs may be in-the-money or out-of-the-money. Your options and SSARs that are currently out-of-the-money might never be in-the-money. In addition, your options and SSARs that are currently in-the-money may not remain in-the-money in the future depending on, among other things, the future price of our common stock and the exercise price of your options and the base price of your SSARs. As a result, your options and SSARs may never have any realizable value to you or you may lose any current or future realizable value that you have on the cancellation date. In contrast, you should also be aware that options and SSARs that are currently in-the-money may have a greater value on the cancellation date or any time in the future than the restricted stock units you receive in this offer will have on the date such restricted stock units vest and are transferred to you. In evaluating this offer, we recommend that you obtain current market quotations for our common stock before deciding whether to participate in this offer. See Section 2, “Number of Options and SSARs; Expiration Date — Impact of Market Price on Exchange Ratios” and the calculator that accompanies this offer to exchange, a form of which is filed as an exhibit to our Tender Offer Statement on Schedule TO, for examples of how the market price of our common stock may impact your decision to tender options and SSARs into this offer. We can provide no assurance as to the price of our common stock in the future and, accordingly, we can provide no assurance that the restricted stock units upon vesting will be worth more than your exchanged options and exchanged SSARs on the cancellation date.

If we are acquired by or merge with another company, your cancelled options and cancelled SSARs might be worth more than the restricted stock units that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, eligible employees who hold options and SSARs who elect to participate in this offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option and SSAR holders who did not participate in this offer and retained their original options and SSARs.

Your restricted stock units will not be vested on the restricted stock unit grant date.

The restricted stock units granted in this offer will be subject to a vesting schedule. If your employment terminates for any reason before your restricted stock units vest, you will not receive any value from your restricted stock units. If you do not remain an employee of Virage Logic on the date on which your restricted stock units vest, you will not receive the shares of common stock subject to those restricted stock units. Instead, your restricted stock units will expire immediately upon your termination. As a result, you will not receive value from your restricted stock units.

We will not grant restricted stock rights to you if we are prohibited by applicable laws or regulations.

Even if we accept your tendered options and SSARs for exchange, we will not grant restricted stock units to you if we are prohibited by applicable laws, rules, regulations or policies from doing so. Such a prohibition could result from, among other things, changes in U.S. laws, SEC rules, regulations or policies or The NASDAQ Global Market listing requirements or if you move to a jurisdiction in which we are prohibited or prevented from granting restricted stock units.

Tax Related Risks

Tax-related risks for U.S. residents.

If you participate in this offer and are a citizen or resident of the United States, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange. On the restricted stock unit grant date, you generally will not be required under current law to recognize income for U.S. federal income tax purposes. However, you generally will have taxable income when shares subject to the restricted stock units are transferred to you upon vesting, at which time we will also generally have a tax withholding obligation. You may also have taxable income when you sell the shares underlying the restricted stock unit.

Tax-related risks for United Kingdom residents.

If you participate in this offer and are a citizen or resident of the United Kingdom, you generally will not be required under current United Kingdom law to recognize income for United Kingdom income tax purposes at the time of the exchange. On the restricted stock unit grant date, you generally will not be required under current law to recognize income for United Kingdom income tax purposes. However, you generally will have taxable income when your restricted stock units vest, at which time we will also generally have a tax withholding obligation. You may also have taxable income when you sell the shares underlying the restricted stock unit.

Tax-related risks for tax residents of multiple countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance contribution consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

You should consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer.

THE OFFER

1.	Eligibility.

You are eligible to participate in this offer if you are a U.S. or United Kingdom-based employee of Virage Logic on the date of this offer and remain employed with Virage Logic through the expiration date. No other employees of Virage Logic based outside of the United States are eligible to participate in this offer. In addition, the members of our board of directors and our chief executive officer, chief financial officer and chief operating officer are not eligible to participate in this offer. Our directors and executive officers are listed on Schedule A to this offer to exchange.

In order to receive restricted stock units in this offer, you must remain an employee of Virage Logic through the expiration date. If you do not remain employed by Virage Logic or a successor entity through the expiration date, your existing options and SSARs will (1) remain outstanding until they expire by their current terms, (2) retain their current exercise price or base price, as applicable, and (3) retain their current vesting schedule, and you will not receive the restricted stock units described in this offer to exchange. If we do not extend this offer, your exchanged options and exchanged SSARs will be cancelled, and we expect your restricted stock units will be granted on June 30, 2008. Your employment with Virage Logic, if you are U.S. employee, will remain “at will” and can be terminated by you or us at any time, with or without cause or notice. If you are a United Kingdom employee, your employment with Virage Logic will remain subject to your terms and conditions of employment with Virage Logic. In order to receive shares of our common stock upon vesting of a restricted stock unit granted to you pursuant to this offer, you must remain an employee of Virage Logic on the date that the restricted stock units vest.

2.	Number of Options and SSARs; Expiration Date.

Subject to the terms and conditions of this offer, we will accept for exchange outstanding and unexercised options and SSARs granted under the 1997 Plan, the 2001 Plan and the 2002 Plan, whether vested or unvested, out-of-the-money or in-the-money, that are held by eligible employees and that are validly tendered for exchange, and are not validly withdrawn, before the expiration date. In order to be eligible, options and SSARs must be outstanding on the expiration date and held by eligible employees.

If you decide to participate in this offer, you may exchange any or all of your option grants and SSAR grants. However, you cannot exchange part of any option grant or SSAR grant, unless that option grant or SSAR grant is covered by a domestic relations order (or comparable legal document as a result of the end of a marriage). Instead, you must exchange all shares of our common stock subject to each option grant or SSAR grant. This means that you may not elect to exchange only some of the shares covered by any particular option grant or any particular SSAR grant. If you wish to do so, you may exercise any portion of an option grant or SSAR grant that has vested and is exercisable and exchange the remaining unexercisable portion. Any such partial exercise of an option grant or SSAR grant may subject you to tax consequences. For that reason, we recommend that you consult with your personal tax, financial and legal advisors to determine the tax and other consequences of any such partial exercise.

For example and except as otherwise described below, if you hold (1) an option grant to purchase 500 shares with an exercise price of $7.00, 150 of which you have already exercised, (2) an option grant to purchase 400 shares with an exercise price of $10.00, and (3) an option grant to purchase 300 shares with an exercise price of $15.00, you may elect to exchange any or all of these option grants, or none of them. However, if you elect to exchange any of these option grants, you must exchange all shares of our common stock subject to that grant. Similarly, if you hold (1) a grant of 500 SSARs with a base price of $7.00, 150 of which you have already exercised, (2) a grant of 400 SSARs with a base price of $10.00 and (3) a grant of 300 SSARs with a base price of $15.00, you may elect to exchange any or all of these SSAR grants, or none of them. However, if you elect to exchange any of these SSAR grants, you must exchange all shares of our common stock subject to that grant.

As discussed above, this offer will not apply to the portion of any option grant or SSAR grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and that is beneficially owned by a person who is not an employee of Virage Logic. Any such portion of an option grant or SSAR grant may not be exchanged in this offer to exchange (even if title to that portion of the option grant or SSAR grant is held by you and you are an eligible employee). However, the portion beneficially owned by the eligible employee may be tendered in this offer if outstanding and unexercised on the expiration date. Such portion must be tendered for all remaining outstanding shares subject to that portion. For instance, if you are an eligible employee and you hold an option grant to purchase 300 shares with an exercise price per share equal to $8.00 that is subject to a domestic relations order, 150 of which are beneficially owned by your former spouse, and you have exercised 75 of the remaining 150 shares, then you may elect to exchange the portion of the option grant that you beneficially own covering the outstanding 75 shares, or you may elect not to participate in this offer at all. This is your only choice with respect to this option grant. Similarly, if you are an eligible employee and you hold 300 SSARs with a base price per share equal to $8.00 that is subject to a domestic relations order, 150 of which are beneficially owned by your former spouse, and you have exercised 75 of the remaining 150 SSARs, then you may elect to exchange the portion of the SSAR grant that you beneficially own covering the outstanding 75 SSARs, or you may elect not to participate in this offer at all. This is your only choice with respect to this SSAR.

Exchange Ratios

Subject to the terms of this offer and upon our acceptance of your tendered options, your exchanged options will be cancelled and you will be granted restricted stock units as follows:

•

exchanged options granted with an exercise price per share less than or equal to $9.00 will be exchanged for restricted stock units at an exchange ratio of one restricted stock unit for every three exchanged options;

•

exchanged options granted with an exercise price per share greater than or equal to $9.01 but less than or equal to $14.00 will be exchanged for restricted stock units at an exchange ratio of one restricted stock unit for every five exchanged options; and

•

exchanged options granted with an exercise price per share greater than or equal to $14.01 will be exchanged for restricted stock units at an exchange ratio of one restricted stock unit for every six exchanged options.

Subject to the terms of this offer and upon our acceptance of your tendered SSARs, your exchanged SSARs will be cancelled and you will be granted restricted stock units as follows:

•

exchanged SSARs granted with a base price per share less than or equal to $9.00 will be exchanged for restricted stock units at an exchange ratio of one restricted stock unit for every three exchanged SSARs;

•

exchanged SSARs granted with a base price per share greater than or equal to $9.01 but less than or equal to $14.00 will be exchanged for restricted stock units at an exchange ratio of one restricted stock unit for every five exchanged SSARs; and

•

exchanged SSARs granted with a base price per share greater than or equal to $14.01 will be exchanged for restricted stock units at an exchange ratio of one restricted stock unit for every six exchanged SSARs.

Example 1

If you exchange 300 options with an exercise price per share of $7.00 or 300 SSARs with a base price per share of $7.00, you will receive 100 restricted stock units.

Example 2

If you exchange 500 options with an exercise price per share of $10.00 or 500 SSARs with a base price per share of $10.00, you will receive 100 restricted stock units.

Example 3

If you exchange 600 options with an exercise price per share of $15.00 or 600 SSARs with a base price per share of $15.00, you will receive 100 restricted stock units.

For purposes of applying the exchange ratios, fractional restricted stock units will be rounded up to the nearest whole restricted stock unit on a grant by grant basis.

Please note that the exchange ratios apply to each of your option grants and SSAR grants separately. This means that the various options and SSARs you have received may be subject to different exchange ratios.

All restricted stock units issued in this offer will be subject to the terms of our 2002 Plan and to a restricted stock unit agreement entered into between you and Virage Logic. The form of restricted stock unit agreement is attached as an exhibit to the Tender Offer Statement on Schedule TO with which this offer to exchange has been filed.

Determination of Exchange Ratios

Our objective in establishing the exchange ratios was to ensure that the restricted stock units granted in this offer will have an aggregate value, calculated based on the Black-Scholes valuation methodology, no greater than the aggregate value of the options and SSARs surrendered. The exchange ratios were determined by our board of directors based on a number of factors, including the analysis and recommendation of a third-party consultant of the value of outstanding options and SSARs based on the Black-Scholes valuation methodology. The Black-Scholes valuation methodology is a widely used method for valuing stock options and stock appreciation rights and uses the following factors: (1) stock price, (2) the exercise price of the option or the base price of the SSAR, (3) the expected remaining term of the option or SSAR, (4) the market volatility of the stock price, (5) a risk-free interest rate and (6) the expected dividend yield of the stock. Some of these factors are objectively determinable, while others, such as appropriate volatility measures, require some judgment. For purposes of this calculation, we used the following assumptions:

•	stock price: the closing stock price of our common stock on May 8, 2008, or $6.95 per share;

•	exercise price: the exercise price of the option or the base price of the SSAR;

•	expected remaining term of the option or SSAR: 4.63 years;

•	market volatility: 44%;

•	risk-free interest rate: 2.2%; and

•	expected dividend yield: zero.

In applying the Black-Scholes valuation methodology to value the options and SSARs, the assumptions that varied from option to option and SSAR to SSAR were their exercise prices or base prices, as applicable, and remaining term, while the assumptions for our stock price, its volatility, a risk-free interest rate and expected dividend yield were common to our valuation of all options and SSARs. These values are similar to those that we have used in valuing our options and SSARs for purposes of determining compensation expense as included in our financial statements.

Our board of directors approved the exchange ratios in consideration of the following factors, among others (1) appropriately incentivizing our employees, (2) reducing the cost of this offer to us, which will be reported in our financial statements, and (3) reducing significantly the “overhang” of outstanding awards of our common stock under the plans and potential dilution to our stockholders. Because option and SSAR valuation is inherently speculative and imprecise, in addition to considering the relationship between the value of your options and SSARs and the value of any restricted stock units that you would receive pursuant to this offer, you also should consider the other matters discussed or referenced in this offer to exchange as part of your overall decision whether to participate in the exchange.

Impact of Market Price on Exchange Ratios

Your options and SSARs may be in-the-money or out-of-the-money. Your options and SSARs that are currently out-of-the-money might never be in-the-money. In addition, your options and SSARs that are currently in-the-money may not remain in-the-money in the future depending on, among other things, the future price of our common stock and the exercise price of your options and the base price of your SSARs. As a result, your options and SSARs may never have any realizable value to you or you may lose any current or future realizable value that you have on the cancellation date. In contrast, you should also be aware that options and SSARs that are currently in-the-money may have a greater value on the cancellation date or at any time in the future than the restricted stock units you receive in this offer will have on the date such restricted stock units vest and are transferred to you. In addition, while the restricted stock units may have a greater likelihood of having value when (and if) you sell the underlying common stock, you will not vest in all of the restricted stock units if your employment terminates before the applicable vesting date. The following examples may assist you:

Out-of-the-Money Options

•

If you have an option for 300 shares at an exercise price of $8.00 per share, with a remaining contractual term of approximately three years, the applicable exchange ratio is three option shares for one restricted stock unit, and you could elect to surrender this option and receive 100 restricted stock units. Restricted stock units granted in the exchange will vest 50% on the first anniversary of the restricted stock unit grant date and 50% on the second anniversary of the restricted stock unit grant date. If on the first anniversary of the restricted stock unit grant date, when 50 restricted stock units vest, if the market price per share of our common stock were, for example, $7.00, you could sell the 50 restricted stock units at the aggregate value (that is, 50 shares × $7.00) of $350.00. On the second anniversary of the restricted stock unit grant date, assuming that the market price of our shares remains $7.00, you could sell the remainder of the shares underlying your vested restricted stock units for that same price upon your receipt of these shares.

•

If you chose to retain this option rather than exchange it for restricted stock units under this scenario, you would not have been able to exercise the option for any value because, at an exercise price of $8.00, it would have remained out-of-the-money. It is possible that the price of our common stock will never rise above $7.00 during the life of the option. If that happens, you will not be able to exercise and sell the underlying shares at a profit. However, if the market price per share of our common stock rose to $20.00, your unexercised option would have a net worth of $3,600.00 (assuming an $8.00 exercise price). Under the same circumstances, if you exchanged this option for restricted stock units at the offered three-to-one exchange ratio, and have not previously sold the shares underlying the restricted stock units, the restricted stock units would be valued at only $2,000.00 (that is, 100 shares × $20.00) at that time.

In-the-Money Options

•

If you have an option for 300 shares at an exercise price of $5.00 per share, with a remaining contractual term of approximately three years, the applicable exchange ratio is three option shares for one restricted stock unit, and you could elect to surrender this option and receive 100 restricted stock units. Restricted stock units granted in the exchange will vest 50% on the first anniversary of the restricted stock unit grant date and 50% on the second anniversary of the restricted stock unit grant date. If on the first anniversary of the restricted stock unit grant date, when 50 restricted stock units vest , if the market price per share of our common stock were, for example, $8.00, you could sell the 50 vested restricted stock units at the aggregate value (that is, 50 shares × $8.00) of $400.00. On the second anniversary of the restricted stock unit grant date, assuming that the market price of our shares remains $8.00, you could sell the remainder of your vested restricted stock units for that same price upon your receipt of these shares.

•

If you chose to retain your option rather than exchange it for restricted stock units under this scenario, you would have been able to exercise the option at the cancellation date for an exercise price of $8.00 because it was in-the-money. It is possible that the price of our common stock will never fall below $5.00 during the life of the option. If that happens, you will still be able to exercise and sell the underlying shares in the future at a profit, for that price or even a higher price.

•

If the market price per share of our common stock drops to $4.00, your unexercised option will be out-of-the-money and you will not be able to exercise and sell the underlying shares at a profit. Under the same circumstances, if you exchanged this option for restricted stock units at the offered three-to-one exchange ratio, and have not previously sold the shares underlying the restricted stock units, the restricted stock units would be valued at only $400.00 (that is, 100 shares × $4.00) at that time.

Out-of-the-Money SSARs

•

If you have a SSAR for 300 shares at a base price of $8.00 per share, with a remaining contractual term of approximately three years, the applicable exchange ratio is three SSARs for one restricted stock unit, you could elect to surrender this SSAR and receive 100 restricted stock units. Restricted stock units granted in the exchange will vest 50% on the first anniversary of the restricted stock unit grant date and 50% on the second anniversary of the restricted stock unit grant date. If on the first anniversary of the restricted stock unit grant date, when 50 restricted stock units vest , if the market price per share of our common stock were, for example, $7.00, you could sell the 50 vested restricted stock units at the aggregate value (that is, 50 shares × $7.00) of $350.00. On the second anniversary of the restricted stock unit grant date, assuming that the market price of our shares remains $7.00, you could sell the remainder of your vested restricted stock units for that same price upon your receipt of these shares.

•

If you chose to retain this SSAR rather than exchange it for restricted stock units under this scenario, you would not have been able to exercise the SSAR for any value because, at a base price of $8.00, it would have remained out-of-the-money. It is possible that the price of our common stock will never rise above $7.00 during the life of the SSAR. If that happens, you will not be able to exercise the SSAR and receive any shares of our common stock. However, if the market price per share of our common stock rose to $20.00, your unexercised SSAR would be worth 180 shares at that time, which could be sold in the market for $20.00 per share ($3,600.00) (assuming an $8.00 base price). Under the same circumstances, if you exchanged this SSAR for restricted stock units at the offered three-to-one exchange ratio, and have not previously sold the shares underlying the restricted stock units, the restricted stock units would be valued at only $2,000.00 (that is, 100 shares × $20.00) at that time.

In-the-Money SSARs

•

If you have a SSAR for 300 shares at a base price of $5.00 per share, with a remaining contractual term of approximately three years, and the applicable exchange ratio is three SSAR shares for one restricted stock unit, you could elect to surrender this SSAR and receive 100 restricted stock units. Restricted stock units granted in the exchange will vest 50% on the first anniversary of the restricted stock unit grant date and 50% on the second anniversary of the restricted stock unit grant date. If on the first anniversary of the restricted stock unit grant date, when 50 restricted stock units vest, the market price per share of our common stock were, for example, $8.00, you could sell the 50 vested restricted stock units at the aggregate value (that is, 50 shares × $8.00) of $400.00. On the second anniversary of the restricted stock unit grant date, assuming that the market price of our shares remains $8.00, you could sell the remainder of your vested restricted stock units for that same price upon your receipt of these shares.

•

If you chose to retain your SSAR rather than exchange it for restricted stock units under this scenario, you would have been able to exercise the SSAR at the cancellation date for 112.5 shares (rounded up to 113 shares to account for the fractional share) at $8.00 per share (approximately $904.00) because it was in-the-money. It is possible that the price of our common stock will never fall below $5.00 during the life of the option. If that happens, you will still be able to exercise the SSAR and sell the shares in the market in the future at that price or a higher price. Under the same circumstances, if you exchanged this SSAR for restricted stock units at the offered three-to-one exchange ratio, and have not previously sold the shares underlying the restricted stock units, the restricted stock units would be valued at only $800.00 (that is, 100 shares × $8.00) at that time.

•

However, if the market price per share of our common stock drops to $4.00, your unexercised SSAR will be out-of-the-money and you will not be able to exercise the SSAR for any shares of our common stock. Under the same circumstances, if you exchanged this SSAR for restricted stock units at the offered three-to-one exchange ratio, and have not previously sold the shares underlying the restricted stock units, the restricted stock units would be valued at only $400.00 (that is, 100 shares × $4.00) at that time.

It is important to note that the foregoing examples assume that, if you are one of our employees, you remain employed by us through the applicable vesting dates of the restricted stock units. Even if an option or SSAR were fully vested at the cancellation date, your restricted stock units would vest in annual installments over a period of two years ending June 30, 2010. In addition, none of the foregoing takes into account the tax effects of any of the transactions, which are described in Section 14 under the caption “Material Income Tax Consequences.”

To illustrate the significance of vesting of restricted stock units, consider the first example above in which the price of our common stock was $7.00 per share and remained at that price throughout the remaining vesting period. As explained above, the restricted stock units award would yield more than the options, because the options, with an exercise price of $8.00 per share, would remain out-of-the-money for the entire period, while the shares underlying the restricted stock units award could be sold for a total of $700.00 (that is, 100 shares × $7.00). However, now assume that the stock price rises to $20.00 per share before all of your restricted stock units become vested, and then declines to $7.00 per share when the remainder of restricted stock units becomes vested. Under those assumptions, you would have lost the opportunity to realize $12.00 per share (that is, $20.00 – $8.00) for 300 shares, or $3,600.00 (assuming you exercised and sold the shares for $20.00), in exchange for 100 restricted stock units worth only $700.00 on the day that all of the restricted stock units became vested. Moreover, if your employment terminates prior to the time your restricted stock units vests in full, you will not realize any value from the unvested portion of the restricted stock units, which you will forfeit.

Accordingly, we can provide no assurance that the restricted stock units upon vesting will be worth more than your exchanged options and exchanged SSARs on the cancellation date. In evaluating this offer, we recommend that you obtain current market quotations for our common stock before deciding whether to participate in this offer. You should also keep in mind that the future performance of our common stock will depend upon, among other factors, the overall economic environment, the performance of the overall stock market and companies in the semiconductor industry, the performance of our business and the risks and uncertainties set forth in our filings with the SEC. We recommend that you utilize the calculator that accompanies this offer to exchange, a form of which is filed as an exhibit to our Tender Offer Statement on Schedule TO. In addition, we urge you to read our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and our most recent Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2007 and March 31, 2008, which have been filed with the SEC and are available at http://www.sec.gov, as well as all other documents incorporated by reference in our Tender Offer Statement on Schedule TO (to which this document is also an exhibit).

Expiration Date

The expiration date for this offer will be 5:00 p.m., Pacific Time (U.S.), on June 27, 2008, unless we extend this offer. We may, in our discretion, extend this offer, in which event the expiration date will be the latest time and date at which the extended offer expires. See Section 15 of this offer to exchange for a description of our rights to extend, terminate and amend this offer.

3.	Purposes of This Offer.

The purpose of this offer is to provide meaningful equity compensation to eligible employees in a manner that rewards and motivates our employees while recognizing the interests of our other stakeholders.

We believe that options and SSARs are not always an effective means for rewarding and motivating our non-executive employees that are eligible to participate in this offer. Some of our outstanding options and SSARs have exercise prices and base prices, respectively, that are significantly higher than the current market price of our common stock. Because these options and SSARs are out-of-the-money, they are not yielding the intended levels of retention or incentive for our eligible employees. In addition, in-the-money options and SSARs may have uncertain value and may become out-of-the-money options and SSARs in the future if the price of our common stock decreases. As a result, these options and SSARs may provide no ownership value to these employees. By offering our employees the opportunity to exchange these options and SSARs for restricted stock units, we are seeking to provide our employees with meaningful equity compensation while reducing the number of options and SSARs outstanding. Both out-of-the-money and in-the-money options and SSARs are eligible for exchange in this offer. The decision to exchange in-the-money options or SSARs may have different economic consequences for you to consider. By compensating our employees with restricted stock units instead of options and SSARs, eligible employees will have the opportunity to receive (upon vesting) a number of shares of actual stock with a more certain value than options or SSARs.

Restricted stock units provide value to our employees whether or not our common stock has appreciated since the grant date. The fact that employees will hold a security with the same economic value (although subject to vesting) as our other stockholders means that employees will be affected by increases and decreases in the market value of our common stock in the same manner as our stockholders. We believe that this alignment of interests will help build value for both our employees and our stockholders.

We also believe that this offer will help us use our employee compensation resources more efficiently. Options and SSARs represent potential future issuance of shares, which results in dilution of stockholder interests. The measure of option and SSAR usage is called “overhang,” defined most simply as options and SSARs granted as a percentage of the total number of shares of our common stock outstanding. The exchange ratios selected for this offer are expected to decrease the total number of options and SSARs outstanding and therefore reduce the potential dilution associated with our employee compensation plans.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving Virage Logic;

•	any purchase, sale or transfer of a material amount of assets;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from The NASDAQ Global Market;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, or the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

In addition, we have suspended the repurchase of our common stock under our previously publicly announced stock repurchase program during the pendency of this offer.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your own investment and tax advisors. You must make your own decision about whether to participate in this offer.

4.	Procedures for Electing to Exchange Options and SSARs.

Proper Election to Exchange Options and SSARs

To participate in this offer, you must, in accordance with the instructions of the election form, complete and sign the attached election form and deliver it by interoffice or U.S. mail, internationally recognized courier, facsimile, e-mail or hand delivery to us as follows:

Virage Logic Corporation

47100 Bayside Parkway

Fremont, California 94538

Attention: Christine Russell

Telephone: (510) 360-8025

Facsimile: (510) 360-8078

E-mail: option.exchange@viragelogic.com

We must receive your properly completed and signed election form before the expiration date. The expiration date will be 5:00 p.m., Pacific Time (U.S.), on June 27, 2008, unless we extend this offer.

To help you recall your options and SSARs and give you the tools to make an informed decision, we will distribute to you a summary of your outstanding options and SSARs.

Your election to participate becomes irrevocable after 5:00 p.m., Pacific Time (U.S.), on June 27, 2008, unless this offer is extended past that time, in which case your election will become irrevocable after the new expiration date. The exception to this rule is that if we have not accepted your tendered options and SSARs by 9:00 p.m., Pacific Time (U.S.), on July 23, 2008, you may withdraw your options and SSARs at any time thereafter. You may change your mind after you have submitted an election form and withdraw from this offer at any time before the expiration date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date.

Participation in this offer is completely voluntary, and there are no penalties for electing not to participate. If you choose not to participate in this offer, your existing options and SSARs will (1) remain outstanding until they expire by their current terms, (2) retain their current exercise price or base price, as applicable, and (3) retain their current vesting schedule, and you will not receive the restricted stock units described in this offer to exchange.

The delivery of all required documents, including election forms and withdrawal forms, is at your risk. Delivery of documents will be deemed made only when actually received by Virage Logic. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your election form and any withdrawal form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your election form and any withdrawal form. Only documents that are complete, signed and actually received by us before the expiration date will be accepted.

This is a one-time offer, and we will strictly enforce the offer period. We reserve the right to reject any options and SSARs tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all validly tendered options and SSARs from eligible employees that are not validly withdrawn promptly after the expiration date.

Our receipt of your election form is not by itself an acceptance of your options and SSARs for exchange. We will give written notice to the option and SSAR holders generally of our acceptance of options and SSARs for exchange promptly after the expiration date. We may issue this notice of acceptance by press release, e-mail or other form of communication. Options and SSARs accepted for exchange will be cancelled on the cancellation date, which we presently expect will be June 30, 2008.

Determination of Validity; Rejection of Options and SSARs; Waiver of Defects; No Obligation to Give Notice of Defects

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of any options and SSARs. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options and SSARs tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all validly tendered options and SSARs from eligible employees that are not validly withdrawn. We also reserve the right to waive any of the conditions of this offer or any defect or irregularity in any tender of any particular options or SSARs or for any particular option or SSAR holder, provided that if we grant any such waiver, it will be granted with respect to all option and SSAR holders and tendered options and SSARs. No tender of options or SSARs will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option or SSAR holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in any election form or withdrawal form, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Our Acceptance Constitutes an Agreement

Your election to exchange options and eligible SSARs through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options and SSARs for exchange will constitute a binding agreement between Virage Logic and you upon the terms and subject to the conditions of this offer.

5.	Withdrawal Rights and Change of Election.

You may withdraw all of the options and SSARs that you previously tendered for exchange only in accordance with the provisions of this section.

You may withdraw any or all of the options and SSARs that you previously tendered for exchange at any time before the expiration date, which is expected to be 5:00 p.m., Pacific Time (U.S.), on June 27, 2008. If we extend this offer, you may withdraw your options and SSARs at any time until the extended expiration date.

In addition, although we intend to accept all validly tendered options and SSARs from eligible employees that are not validly withdrawn promptly after the expiration date, if we have not accepted your options and SSARs by 9:00 p.m., Pacific Time (U.S.), on July 23, 2008, you may withdraw your options and SSARs at any time thereafter.

To validly withdraw the options and SSARs that you previously tendered for exchange, you must deliver by interoffice or U.S. mail, internationally recognized courier, facsimile, e-mail or hand delivery to us a properly completed and signed withdrawal form as follows:

Virage Logic Corporation

47100 Bayside Parkway

Fremont, California 94538

Attention: Christine Russell

Telephone: (510) 360-8025

Facsimile: (510) 360-8078

E-mail: option.exchange@viragelogic.com

while you still have the right to withdraw the options and SSARs. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date.

If your options and SSARs tendered for exchange are validly withdrawn, your existing options and SSARs will (1) remain outstanding until they expire by their current terms, (2) retain their current exercise price or base price, as applicable, and (3) retain their current vesting schedule, and you will not receive the restricted stock units described in this offer to exchange.

If you withdraw your options or SSARs, you may again elect to participate at any time before the expiration date. All options and SSARs that you withdraw will be deemed not validly tendered for purposes of this offer, unless you properly reelect to exchange those options and SSARs before the expiration date. To reelect to exchange any of those options and SSARs, you must submit a new election form to us as provided above before the expiration date by following the procedures described in Section 4 of this offer to exchange. This new election form must be properly completed, signed and dated after your original election form and after your withdrawal form.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms. Our determination of these matters will be final and binding.

The delivery of all documents, including withdrawal forms and new election forms, is at your risk. Delivery of documents will be deemed made only when actually received by Virage Logic. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your withdrawal form or new election form by e-mail within two U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your withdrawal form or new election form. Only documents that are complete, signed and actually received by us before the expiration date will be accepted.

6.	Acceptance of Options and SSARs for Exchange and Issuance of Restricted Stock Units.

Upon the terms and subject to the conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel all options and SSARs validly tendered for exchange and not validly withdrawn before the expiration date. Once we have accepted your exchanged options and exchanged SSARs for exchange, your exchanged options and exchanged SSARs will be cancelled, and you will no longer have any rights under those options and SSARs. We intend to cancel all exchanged options and exchanged SSARs one U.S. business day after the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be June 30, 2008, unless we extend the offer.

Subject to our rights to terminate this offer, discussed in Section 15 of this offer to exchange, we will accept for exchange promptly after the expiration date all validly tendered options and SSARs from eligible employees that are not validly withdrawn. We will give written notice to the option and SSAR holders generally of our acceptance for exchange of the options and SSARs. This notice may be made by press release, e-mail or other method of communication.

We will grant the restricted stock units on the restricted stock unit grant date, which is the same U.S. business day as the cancellation date. We expect the restricted stock unit grant date to be June 30, 2008. All restricted stock units will be granted under our 2002 Plan and will be subject to a restricted stock unit agreement between you and Virage Logic. The number of restricted stock units you will receive will be determined in accordance with the exchange ratios described in Section 2 of this offer to exchange. Promptly after the expiration date, we will send you your restricted stock unit grant agreement. You will receive the shares subject to the restricted stock unit award when and if your award vests, in accordance with the vesting schedule described in Sections 2 and 9 of this offer to exchange.

Options and SSARs that we do not accept for exchange will (1) remain outstanding until they expire by their current terms, (2) retain their current exercise price or base price, as applicable, and (3) retain their current vesting schedule, and you will not receive the restricted stock units described in this offer to exchange.

7.	Conditions of This Offer.

This offer is not conditioned upon a minimum number of options and SSARs being tendered for exchange. We will not accept any tendered options or SSARs, and we may terminate or amend this offer or postpone our acceptance of exchanged options and SSARs, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the close of business on May 28, 2008 and prior to the Expiration Date, any of the following events has occurred or has been reasonably determined by us to have occurred and, in our reasonable judgment in any such case and regardless of the circumstances giving rise to these events (including any action or omission by us), the occurrence of such event or events makes it inadvisable for us to proceed with this offer or with our acceptance of any exchanged options and SSARs:

1.	there shall have been instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer or the exchange of options and SSARs for restricted stock units or otherwise relates in any manner to this offer or that, in our reasonable judgment, could materially and adversely affect our business, financial condition, operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of this offer to us;

2.	there shall have been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would:

•

make the exchange or cancellation of options and SSARs that have been tendered for exchange illegal or otherwise restrict or prohibit consummation of this offer or otherwise relates in any manner to this offer;

•	delay or restrict our ability, or render us unable, to accept for exchange some or all of the exchanged options or exchanged SSARs;

•

materially impair the benefits that we hope to convey as a result of this offer, which we believe would occur as a result of further changes to tax or other laws that would affect this offer or the options or SSARs; or

•	materially and adversely affect our business, financial condition, operating results, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business;

3.	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	any general suspension of our ability to issue equity under our 2002 Plan or pursuant to the registration statement on Form S-8 registering shares of our common stock for issuance under our 2002 Plan;

•

any significant change in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, financial condition, operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with this offer;

•	in the case of any of the foregoing existing at the time of the commencement of this offer, a material acceleration or worsening thereof; or

•

any decline in either the Dow Jones Industrial Average, The NASDAQ Global Market or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on May 28, 2008;

4.	there shall have occurred any change in generally accepted accounting principles or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with this offer that would be in excess of any compensation expenses that we would be required to record under generally accepted accounting principles in effect at the time we commence this offer;

5.	a tender or exchange offer with respect to some or all of our outstanding common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•

any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group has been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before May 28, 2008; or

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

6.	any change or changes have occurred in our business, financial condition, assets, operating results, operations, prospects or stock ownership as a result of unforeseen, extraordinary events beyond our control that, in our reasonable judgment, is or may be material to us or otherwise makes it inadvisable for us to proceed with this offer; or

7.	any rules, regulations or actions by any governmental authority, The NASDAQ Global Market, or other regulatory or administrative authority of any national securities exchange have been enacted, enforced or deemed applicable to us that makes it inadvisable for us to proceed with this offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to this offer. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any waiver of a material condition of this offer would require that at least five business days remain in this offer following the date we announce the waiver. Any determination that we make concerning the events described in this Section 7 may be challenged by an eligible employee only in a court of competent jurisdiction. A non-appealable determination by a court of competent jurisdiction will be final and binding upon all persons.

8.	Price Range of Shares Underlying the Options and SSARs.

Our common stock that underlies your options and SSARs is traded on The NASDAQ Global Market under the symbol “VIRL.” The following table shows, for the periods indicated, the high and low sales price per share of our common stock as reported by The NASDAQ Global Market.

	High	Low
Fiscal Year Ending September 30, 2008
3rd Quarter (through May 28, 2008)	$7.02	$5.35
2nd Quarter	$8.50	$5.32
1st Quarter	$8.83	$7.46
Fiscal Year Ended September 30, 2007
4th Quarter	$7.78	$6.69
3rd Quarter	$7.92	$6.79
2nd Quarter	$9.04	$7.25
1st Quarter	$9.96	$8.65
Fiscal Year Ended September 30, 2006
4th Quarter	$9.84	$7.82
3rd Quarter	$12.50	$8.85
2nd Quarter	$11.41	$10.05
1st Quarter	$10.93	$7.40

On May 28, 2008, the last reported sale price of our common stock, as reported by The NASDAQ Global Market, was $6.75 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.	Source and Amount of Consideration; Terms of Restricted Stock Units.

Consideration

We will issue restricted stock units in exchange for options and SSARs validly tendered for exchange and not validly withdrawn before the expiration date by eligible employees and accepted by us for such exchange. Restricted stock units are awards under which Virage Logic promises to issue and deliver to you shares of its common stock in the future in consideration of the performance of services, subject to your continued employment with us through the vesting date. Subject to the terms and conditions of this offer, upon our acceptance of your tendered options and SSARs, you will be entitled to receive restricted stock units based on the exchange ratios described in Section 2 of this offer to exchange, and fractional restricted stock units will be rounded up to the nearest whole restricted stock unit on a grant by grant basis.

If we receive and accept tenders from all eligible employees of options and SSARs tendered for exchange, subject to the terms and conditions of this offer, we will grant restricted stock units to purchase a total of approximately 900,753 shares of our common stock, or approximately 3.8% of the total shares of our common stock outstanding as of May 22, 2008. In addition, as of the closing of this offer, we would cancel options and SSARs exercisable for a total of approximately 3,204,975 shares of our common stock, or approximately 16.6% of the total shares of our common stock outstanding as of May 22, 2008.

General Terms of Restricted Stock Units

Restricted stock units will be granted under our 2002 Plan. All restricted stock units will be subject to the terms of the 2002 Plan and to a restricted stock unit agreement between you and Virage Logic. Your execution of the restricted stock unit agreement is a condition to receiving any restricted stock units in this offer. The terms and conditions of the restricted stock units may vary from the terms and conditions of the options and SSARs that you tendered for exchange, but such changes generally will not substantially and adversely affect your rights. However, you should note that restricted stock units will be transferred to you upon vesting while options and SSARs provide you with the right to exercise your options and SSARs after vesting, and the vesting schedule of your restricted stock units will differ from your exchanged options and exchanged SSARs, as described below.

2002 Plan

The following description summarizes the material terms of our 2002 Plan related to awards of restricted stock units. This description is merely a summary and does not purport to be complete. This summary is subject to, and is qualified in its entirety by reference to, the 2002 Plan, and the form of restricted stock unit agreement under the 2002 Plan, which have been filed as exhibits to the Schedule TO of which this offer to exchange is a part. Please contact us at Virage Logic Corporation, 47100 Bayside Parkway, Fremont, California 94538, Attention: Eric Malick, Telephone: (510) 360-8192, to receive a copy of the 2002 Plan and the forms of restricted stock unit agreements under the 2002 Plan. We will promptly furnish you copies of these documents upon request at our expense.

Awards and Number of Shares

The 2002 Plan permits the granting of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock units, stock appreciation rights (including SSARs) and cash awards. As of May 22, 2008, the number of shares of common stock subject to options currently outstanding under our 2002 Plan is approximately 2,019,801 shares; the number of shares of common stock subject to SSARs currently outstanding under our 2002 Plan is approximately 1,649,638 shares; and the number of shares of common stock subject to restricted stock units currently outstanding under our 2002 Plan is approximately 214,852 shares. The maximum number of shares of our common stock that may be issued under our 2002 Plan is 5,100,000 shares.

Administration

The 2002 Plan is administered by a committee composed of members of our board of directors, which we refer to as the committee. The committee has delegated to our president and chief executive officer, who we refer to in this situation as the administrator, the authority to grant awards to non-executive level employees in accordance with guidelines established by the committee. Only our board of directors or the committee may approve grants of awards to our executive officers, although the administrator may grant awards to non-executive level employees in accordance with guidelines established by our board of directors or the committee. Subject to the other provisions of the plan, our board of directors, the committee or the administrator has the authority to determine the terms, conditions and restrictions of restricted stock units granted under the 2002 Plan, including the number of restricted stock units, the form of payout and the vesting criteria, and to modify or amend any restricted stock units granted. Our board of directors may amend, suspend or terminate our 2002 Plan at any time.

Purchase Price

The purchase price, if any, of a restricted stock unit granted under the 2002 Plan generally is determined by our board of directors, the committee or the administrator. The purchase price of a restricted stock unit granted under this offer will be the par value of our common stock, which is equal to $0.001, and the par value will be deemed paid by your past services rendered to Virage Logic. As a result, you do not have to make any cash payment to Virage Logic to receive your restricted stock units.

Vesting

The vesting applicable to a restricted stock unit granted under the 2002 Plan generally is determined by our board of directors, the committee or the administrator in accordance with the terms of the plan. The restricted stock units granted under this offer will vest annually over a two-year period, such that half of the shares subject to a restricted stock unit award will vest one year after the restricted stock unit grant date, and the other half of the shares subject to that award will vest two years after the restricted stock unit grant date.

In the event of your termination of employment by reason of death or disability, or in the case of unforeseeable emergency or other special circumstances, our board of directors, the committee or an administrator may, in its sole discretion, accelerate the vesting of any or all of your unvested restricted stock units. The shares of our common stock underlying any restricted stock units that vest in this manner will be transferred to you or your estate, as applicable, as soon as administratively practicable following the date on which the restricted stock units vest and the purchase price for each restricted stock unit will be deemed to have been paid through your past services to us.

In order to receive shares of our common stock upon vesting of a restricted stock unit granted to you pursuant to this offer, you must remain an employee of Virage Logic on the date that the restricted stock units vest. After the restricted stock units vest, continued employment is not required to retain the shares of common stock issued under the restricted stock units. We will make minor modifications to the vesting schedule of any restricted stock units to eliminate fractional vesting (such that a whole number of restricted stock units will vest on each vesting date) by rounding down to the nearest whole number of restricted stock units that will vest on a particular vesting date. Fractional shares that do not vest on a particular date as a result of such rounding will be carried forward to the next scheduled vesting date.

Example #1: An option to purchase 300 shares at an exercise price of $8.00 is exchanged at for an award of 100 restricted stock units granted on the scheduled restricted stock unit grant date of June 30, 2008. The restricted stock units will vest as follows:

Exchanged Option:

Grant date of the exchanged option: January 1, 2005

Exercise Price of exchanged option: $8.00

Number of exchanged options: 300

Restricted Stock Units:

Number of restricted stock units: 100 restricted stock units (after application of the relevant exchange ratio)

Vesting schedule of the restricted stock units: 50 on June 30, 2009 and 50 on June 30, 2010

Vested on restricted stock unit grant date: None

Restricted stock units which do not vest will be forfeited to Virage Logic.

Example #2: A SSAR to which 300 shares of our common stock are subject at a base price per share of $8.00 is exchanged for an award of 100 restricted stock units granted on the scheduled restricted stock unit grant date of June 30, 2008. The restricted stock units will vest as follows:

Exchanged SSAR:

Grant date of the exchanged SSAR: January 1, 2005

Base Price of exchanged SSAR: $8.00

Number of exchanged SSARs: 300

Restricted Stock Units:

Number of restricted stock units: 100 restricted stock units (after application of the relevant exchange ratio)

Vesting schedule of the restricted stock units: 50 on June 30, 2009 and 50 on June 30, 2010

Vested on restricted stock unit grant date: None

Restricted stock units which do not vest will be forfeited to Virage Logic.

Form of Payment

Our board of directors, the committee or the administrator generally determines the form of payment for restricted stock units granted under the 2002 Plan, which may include cash, shares of Virage Logic common stock or a combination of the two. Restricted stock units granted pursuant to this offer and subsequently earned by a recipient will be paid out in shares of our common stock. Pursuant to the 2002 Plan, we will withhold a portion of the vested restricted stock units that have an aggregate market value sufficient to pay the minimum federal, state and local income, employment and any other applicable taxes required to be withheld by us.

Transferability of Restricted Stock Units

During the restriction period for restricted stock units, you will have no right to transfer any rights under your restricted stock units, and you will have no rights of ownership in your restricted stock units and no rights to vote them.

Adjustments upon Certain Events

Events Occurring Before the Restricted Stock Unit Grant Date

Although we are not anticipating any such merger or acquisition, if we merge or consolidate with or are acquired by another entity, prior to the expiration date, you may choose to withdraw any options or SSARs that you tendered for exchange, and your options and SSARs will be treated in accordance with the plan under which they were granted and your option or stock appreciation agreement, as applicable. Further, if Virage Logic is acquired prior to the expiration date, we reserve the right to withdraw this offer, in which case your options and SSARs and your rights under them will remain intact and exercisable for the time period set forth in your option agreement or SSAR agreement, as applicable, and you will receive no restricted stock units in exchange for them. If Virage Logic is acquired prior to the expiration date but does not withdraw this offer, we (or the successor entity) will notify you of any material changes to the terms of this offer or the new restricted stock units, including any adjustments to the purchase price and number of shares that will be subject to the restricted stock units. Under such circumstances, the type of security and the number of shares covered by your restricted stock unit award would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive restricted stock units covering more or fewer shares of the acquirer’s common stock than the number of shares subject to the options or the SSARs that you tendered for exchange or than the number you would have received pursuant to the restricted stock units if no acquisition had occurred.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option and SSAR holders who elect to participate in this offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option and SSAR holders who did not participate in this offer and retained their original options and SSARs.

Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the completion of this offer. Termination of your employment for this or any other reason before the restricted stock unit grant date means that the tender of your options and SSARs will not be accepted, you will keep your tendered options and SSARs in accordance with their original terms, and you will not receive any restricted stock units or other benefit for your tendered options and SSARs.

Events Occurring After the Restricted Stock Unit Grant Date

Change in Capitalization. In the event a change in our capitalization, such as a stock split, reverse stock split, recapitalization, combination or reclassification of stock, stock dividend, spin-off or other similar change to our capital structure (other than a fundamental transaction or change of control described below), occurs after the restricted stock unit grant date, our board of directors will make an appropriate adjustment to the number or purchase price of shares of our common stock subject to each restricted stock unit as appropriate to prevent dilution or enlargement of the rights of the holders of such restricted stock units.

Fundamental Company Transaction, Change of Control or Divestiture. If (1) we merge with another entity in a transaction in which we are not the surviving entity or, if as a result of any other transaction or event, other securities are substituted for our shares of common stock or our shares of common stock may no longer be issued, (2) a change of control of Virage Logic occurs or (3) Virage Logic or any of its affiliates sells or otherwise transfers equity securities of any affiliate of Virage Logic to a person or entity other than Virage Logic or any of its affiliates, or leases, exchanges or transfers all or any portion of its assets to such person or entity, then our board of directors, in its sole discretion, may take one or more of the following actions:

•	arrange for the substitution of other compensatory awards in the form of equity securities other than shares of our common stock in exchange for outstanding restricted stock units;

•	accelerate the vesting of outstanding restricted stock units, in whole or in part, prior to the closing or completion of such transaction or event; or

•	cancel the restricted stock units in exchange for cash payments.

Our board of directors may take different actions for different restricted stock units and different holders of restricted stock units.

Transactions that our board of directors may deem to be a change of control are:

•

Virage Logic or any of its affiliates is a party to a merger, consolidation, amalgamation or other transaction in which the beneficial stockholders of Virage Logic, immediately before such transaction, beneficially own 50% or less of the total combined voting power or value of Virage Logic immediately after such transaction;

•	any person or entity, including a group as defined under the Exchange Act, acquire securities representing 30% or more of the total combined voting power or value of Virage Logic; or

•

as a result of or in connection with a contested election of directors, the persons who were directors of Virage Logic immediately before the election cease to constitute a majority of our board of directors.

Dissolution. If we adopt a plan of dissolution, our board of directors may, in its sole discretion, cause outstanding restricted stock units to become fully vested before the dissolution is complete, contingent on the completion of the dissolution.

Registration of Shares Underlying Restricted Stock Units

All of the shares of Virage Logic common stock issuable upon vesting of restricted stock units have been registered under the U.S. Securities Act of 1933, or the Securities Act, on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Virage Logic for purposes of the Securities Act, you will be able to sell the shares issuable upon vesting of your restricted stock units free of any transfer restrictions under applicable U.S. securities laws.

U.S. Federal Income Tax Consequences

You should refer to Section 14 of this offer for a discussion of the U.S. federal and United Kingdom income tax consequences of the restricted stock units and exchanged options and exchanged SSARs, as well as the consequences of accepting or rejecting this offer. If you are a citizen or resident of the United States, but are also subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

10.	Information Concerning Virage Logic.

Our principal executive offices are located at 47100 Bayside Parkway, Fremont, California 94538, and our telephone number is (510) 360-8000. Questions regarding this offer should be directed to us as follows:

Virage Logic Corporation

47100 Bayside Parkway

Fremont, California 94538

Attention: Christine Russell

Telephone: (510) 360-8025

Facsimile: (510) 360-8078

E-mail: christine.russell@viragelogic.com

Founded in 1995, we provide semiconductor intellectual property, or IP, to more than 300 semiconductor companies worldwide. Historically, we were primarily engaged in the development and marketing of embedded memory products. After the acquisition of In-Chip Systems, Inc. in May 2002, we expanded our physical IP product offering to also include logic and input/output interface components products, or I/Os. In August 2007, we acquired Ingot Systems, Inc., a privately held provider of functional or application specific IP, including Double Data Rate, or DDR, memory controllers, Physical Interfaces and Delay Locked Loops.

These various forms of IP are utilized by our customers to design and manufacture System-on-Chip integrated circuits that are forming the foundation of today’s consumer, communications and networking, hand-held and portable devices, computer and graphics, automotive, and defense applications. Our semiconductor IP offering consists of (1) embedded memories, (2) compilers that allow chip designers to configure our memories into different sizes and shapes on a single silicon chip, (3) IP and development infrastructure for embedded test and repair of on-chip memory instances, (4) software development tools used to design memory compilers, (5) embedded non-volatile memory instances, (6) logic cell libraries, (7) I/Os and (8) DDR memory controller components. We also provide custom design services to the semiconductor industry.

Below is a summary of our financial information from our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2007 and March 31, 2008. The information presented below should be read together with the complete financial statements and notes related thereto as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2007 and March 31, 2008, which are incorporated herein by reference. Please see Section 17 of this offer to exchange for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

	Six Months Ended March 31,		Fiscal Year Ended September 30,
	2008	2007	2007	2006
	(unaudited)
	(In thousands, except per share data)
Consolidated Statements of Operations Data:
Revenues	$28,749	$22,092	$46,527	$59,303
Costs and expenses:
Cost of revenues	5,568	7,103	12,938	14,803
Research and development	12,033	9,900	20,346	21,407
Sales and marketing	7,457	7,417	15,464	16,858
General and administrative	3,886	5,082	8,891	10,319
Restructuring charges	(3)	—	580	—

Total cost and expenses	28,941	29,502	58,219	63,387

Operating income (loss)	(192)	(7,410)	(11,692)	(4,084)
Interest income and other, net	1,934	1,917	3,845	3,325

Income (loss) before taxes	1,742	(5,493)	(7,847)	(759)
Income tax provision (benefit)	18	(2,500)	(3,242)	120

Net income (loss)	$1,724	$(2,993)	$(4,605)	$(879)

Basic and diluted net income (loss) per share	$0.07	$(0.13)	$(0.20)	$(0.04)

Shares used in computing basic net income (loss) per share	23,466	23,080	23,111	22,812

Shares used in computing diluted net income (loss) per share	23,730	23,080	23,111	22,812

Ratio of earnings to fixed charges (1)	3.06	(3.99)	(3.85)	(0.47)

	As of March 31,	As of September 30,
	2008	2007	2006
	(unaudited)
	(In thousands, except per share data)
Consolidated Balance Sheet Data
Cash and cash equivalents	$22,566	$14,820	$20,815
Marketable securities	53,870	60,368	56,786
Working capital	63,565	62,315	76,501
Total assets	132,620	128,871	126,275
Accumulated deficit	(25,015)	(26,739)	(22,134)
Total stockholders’ equity	114,879	110,219	108,818

(1)	For purposes of computing the ratios of earnings to fixed charges, earnings consist of income before provision for fixed charges, amortization of capitalized interest and unremitted earnings from equity investments, less interest capitalized and minority interest. Fixed charges include operating leases.

We had a book value per share of $4.89 at March 31, 2008. As of May 22, 2008, 23,514,406 shares of Virage Logic’s common stock were outstanding.

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Options and SSARs.

A list of our directors and executive officers is attached to this offer to exchange as Schedule A. The members of our board of directors and our chief executive officer, chief financial officer and chief operating officer are not eligible to participate in this offer. As of May 22, 2008, our directors and executive officers (7 persons) as a group held options unexercised and outstanding under the 1997 Plan to purchase a total of 445,000 of our shares of common stock, which represented approximately 27.4% of the shares subject to all options outstanding under the 1997 Plan as of that date, and under the 2002 Plan to purchase a total of 648,000 of our shares of our common stock, which represented approximately 32.1% of the shares subject to all options outstanding under the 2002 Plan as of that date. Our directors and executive officers held no unexercised and outstanding options under the 2001 Plan as of that date. Additionally, as of May 22, 2008, our directors and executive officers (7 persons) as a group held SSARs unexercised and outstanding under the 2002 Plan to which 505,000 of our shares of common stock are subject, which represented approximately 30.6% of the shares subject to all SSARs outstanding under the 2002 Plan as of that date. Our directors and executive officers held no unexercised and outstanding SSARs under the 1997 Plan or the 2001 Plan as of that date.

The following table below sets forth the beneficial ownership of each of our executive officers and directors of options and SSARs under the plans outstanding as of May 22, 2008. The percentages in the tables below are based on the total number of outstanding options and SSARs under the 1997 Plan, which was 1,625,607 and 0, respectively, the 2001 Plan, which was 201,574 and 0, respectively, and the 2002 Plan, which was 2,019,801 and 1,649,638, respectively. The members of our board of directors and our chief executive officer, chief financial officer and chief operating officer are not eligible to participate in this offer.

Name	Position and Offices Held	Number of Options Under the Plans	Percentage of Total Outstanding Options Under the Plans	Number of SSARs Under the Plans	Percentage of Total Outstanding SSARs Under the Plans
J. Daniel McCranie	President, Chief Executive Officer and Chairman	352,000	9.2%	297,000	18.0%
Alexander Shubat, Ph.D.	Chief Operating Officer and Director	265,000	6.9%	87,000	5.3%
Christine Russell	Vice President of Finance and Chief Financial Officer	255,000	6.6%	25,000	1.5%
Michael L. Hackworth	Director	60,000	1.6%	24,000	1.5%
Cathal Phelan	Director	35,000	*	24,000	1.5%
Robert B. Smith	Director	36,000	*	24,000	1.5%
Michael Stark	Director	90,000	2.3%	24,000	1.5%

*	Less than 1%

Neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options, SSARs or restricted stock units or awards or any other purchase under the plans, or in transactions involving our common stock during the past 60 days before and including May 28, 2008.

12.	Status of Options and SSARs Acquired by Us in This Offer; Accounting Consequences of This Offer.

Options and SSARs that we acquire through this offer and that were granted under the plans will be cancelled, and the shares subject to those options and SSARs will be returned to the pool of shares available for grants of new awards under the applicable plan. To the extent shares returning to these plans are not fully reserved for issuance upon vesting of the restricted stock units to be granted in connection with this offer, the shares will be available for future awards to employees and other eligible plan participants, respectively, without further stockholder action, except as required by applicable law or the rules of The NASDAQ Global Market or any other stock exchange on which our shares are then listed.

As of October 1, 2005, we adopted the provisions of SFAS 123(R) on accounting for share-based payments. Under SFAS

123(R), we will recognize the incremental compensation cost of the restricted stock units granted pursuant to this offer in addition to any remaining unrecognized compensation expense on the exchanged options and exchanged SSARs. The incremental compensation cost will be measured as the excess, if any, of the fair value of each award of restricted stock units granted to eligible employees in exchange for exchanged options and exchanged SSARs, measured as of the restricted stock unit grant date, over the fair value of the exchanged options and exchanged SSARs, measured immediately prior to their cancellation on the cancellation date. This incremental compensation cost will be recognized ratably over the vesting period of the restricted stock units in addition to any remaining unrecognized compensation expense on the exchanged options and exchanged SSARs. In the event that any of the restricted stock units are forfeited prior to their vesting due to termination of service, the compensation cost for the forfeited restricted stock units will not be recognized.

13.	Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and SSARs and issuance of restricted stock units as contemplated by this offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any NASDAQ listing requirements that would be required for consummation of the exchange of our options and SSARs for restricted stock units as contemplated in this offer to exchange. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under this offer to accept validly tendered options and SSARs from eligible employees for exchange that are not validly withdrawn and to issue restricted stock units for validly tendered options and SSARs from eligible employees is subject to the conditions described in Section 7 of this offer to exchange.

If we are prohibited by applicable laws or regulations from granting restricted stock units on the restricted stock unit grant date, we will not grant any restricted stock units. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the restricted stock unit grant date, we will not grant any restricted stock units and you will not receive any other benefit for the options and SSARs you tendered, and your options and SSARs will not be accepted for exchange.

14.	Material U.S. and U.K. Income Tax Consequences.

U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the exchange of options and SSARs for restricted stock units pursuant to this offer for those employees subject to U.S. federal income tax. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option or SSAR holders. If you are a citizen or a resident of the United States, but are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

We recommend that you consult with your own tax advisor with respect to the federal, state and local tax consequences of participating in this offer, as the tax consequences to you are dependent on your individual tax situation.

Option and SSAR holders who exchange outstanding options and SSARs for restricted stock units generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a nontaxable exchange.

Restricted Stock Units

You generally will not have taxable income at the time you are granted a restricted stock unit. Instead, you will recognize ordinary income when the shares subject to the restricted stock unit are transferred to you. The amount of ordinary income you recognize will equal the fair market value of the shares as of the date of transfer. Subsequent disposition of the shares that are transferred to you upon vesting in your restricted stock units will be taxed as either short-term or long-term capital gain or loss depending on how long you hold the shares after transfer.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in this offer.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Stock Options

If you participate in this offer, your options will be exchanged for restricted stock units. So that you are able to compare the tax consequences of new restricted stock units to those of your options, we have included the following summary as a reminder of the tax consequences generally applicable to options under U.S. federal tax law.

Incentive Stock Options

Under current U.S. tax law, an option holder generally will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option, although if the option holder is subject to the alternative minimum tax, the exercise of an incentive option will be treated essentially the same as the exercise of a nonstatutory stock option for purposes of the alternative minimum tax. Except in the case of an option holder’s death or disability, if an option is permitted to be exercised more than three months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made more than two years after the date the incentive stock option was granted and more than one year after the date the incentive stock option was exercised. The option holder will recognize a long-term capital gain or loss upon such disposition in an amount equal to the difference between the option exercise price and the amount realized upon such disposition.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the option holder will generally recognize ordinary income in the year of disposition in the amount equal to the excess (if any) of the fair market value of the option shares upon exercise (or, if less, the amount realized on the disposition of the shares) over the option exercise price. Any further gain (or loss) realized by the option holder generally will be taxed as a short-term or long-term capital gain or loss depending on how long the shares are held after exercise.

Nonstatutory Stock Options

Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the option exercise price and the fair market value of the option shares on the date of exercise will be ordinary income taxable to the option holder.

Subsequent disposition of the shares acquired upon exercise of the option will be taxed as either short-term or long-term capital gain or loss depending on how long the shares are held after exercise.

SSARs

If you participate in this offer, your SSARs will be exchanged for restricted stock units. So that you are able to compare the tax consequences of your new restricted stock units to those of your SSARs, we have included the following summary as a reminder of the tax consequences generally applicable to SSARs under U.S. federal tax law.

Under current U.S. tax law, a recipient of a SSAR generally will not realize taxable income upon the grant of the SSAR. When the SSAR is exercised, the recipient will recognize ordinary income in an amount equal to the fair market value of the shares received upon exercise.

Subsequent disposition of the shares acquired upon exercise of a SSAR will be taxed as either short-term or long-term capital gain or loss depending on how long the shares are held after exercise.

Section 409A of the Internal Revenue Code

Section 409A of the Code imposes strict requirements with respect to the deferral of compensation to a future tax year, including rules governing the timing of any deferral elections and timing of payments of any deferred compensation. Failure to comply with Section 409A will subject the recipient of deferred compensation to excise taxes and potential interest penalties.

Subject to certain requirements, options and SSARs generally are not subject to Section 409A. Section 409A may, however, apply to restricted stock units. It is our intent to structure grants of restricted stock units in a manner that complies with Section 409A.

Tax Consequences to Virage Logic

To the extent an award recipient recognizes ordinary income on an award described above, we will be entitled to a corresponding deduction provided that, among other things, the income of the recipient is an ordinary and necessary business expense of Virage Logic, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Tax Withholding

At the time you recognize ordinary income, we will have an income and employment tax (for example, FICA) withholding obligation with respect to that income, much like the obligation that arises when we pay you your salary or a bonus. This ordinary income resulting from the transfer of shares upon vesting of your restricted stock units will be reflected on your year-end Form W-2 reported to the Internal Revenue Service. The income tax withholding may be insufficient to cover your final income tax liability with respect to the shares issued to you. You should consult with your own tax advisor to determine whether you should make estimated tax payments for the year in which you recognize ordinary income under your restricted stock award.

We intend to provide for the satisfaction of the tax withholding requirements by withholding from the number of shares of our common stock that would otherwise be released to you upon vesting under your restricted stock units a number of shares (rounded up to the next whole share) determined by multiplying the number of shares becoming vested by the combined minimum statutory income and employment tax withholding rates applicable to you.

United Kingdom Income Tax Consequences

The following is a general summary of the material tax consequences of the voluntary cancellation of options and SSARs in exchange for the grant of restricted stock units for eligible employees subject to tax in the United Kingdom. This summary is based on our understanding of the tax and other laws in effect in the United Kingdom as of May 2008. We have not obtained a tax ruling or other confirmation from the tax authorities in the United Kingdom with regard to the treatment of the cancellation of options and SSARs in exchange for the grant of restricted stock units, and it is possible that the tax authorities may take a different position. This summary is general in nature. It is not intended to give tax or investment advice. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

Unless otherwise noted, this summary assumes that you are tax resident in the United Kingdom and have been tax resident and ordinarily resident in the United Kingdom since the grant of your options or SSARs. If you are not resident or have not been resident and ordinarily resident in the United Kingdom and/or if you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option and SSAR Exchange

You likely will not be subject to tax as a result of the exchange of options and SSARs for the grant of restricted stock units.

Grant of Restricted Stock Units

You will not be subject to tax when the restricted stock units are granted to you.

Vesting of Restricted Stock Units

You will be subject to income tax when the restricted stock units vest. You will be taxed on the fair market value of the shares to which you become entitled to receive on the date of vesting. Income tax will be payable at your marginal income tax rate.

You will also be required to pay employee’s National Insurance Contributions, or NICs, on the fair market value of the shares to which you become entitled to receive on the date of vesting. Employee’s NICs apply at a rate of 11% to the extent your total earnings have not exceeded the upper earnings limit, which for the tax year April 6, 2008 to April 5, 2009 is £770 per week. To the extent your total earnings have exceeded the upper earnings limit, you will be subject to employee’s NICs at a rate of 1% (instead of 11%), without limit.

In addition, the restricted stock units will be granted to you on the condition that you agree to meet any liability for employer’s NICs, which also become due at vesting of the restricted stock units. For the tax year April 6, 2008 to April 5, 2009, employer’s NICs are charged at a rate of 12.8%. You will be able to deduct the amount of employer’s NICs that you must pay from the total taxable income resulting from the vesting of your restricted stock units.

Please note that your options and SSARs also were granted on the condition that you agreed to meet any liability for employer’s NICs, which become due at exercise of your options and SSARs. Therefore, your meeting any liability for employer’s NICs upon vesting of your restricted stock units should not represent a disadvantage compared to the tax treatment of your options and SSARs.

Virage Logic will calculate the income tax and employee’s and employer’s NICs due when your restricted stock units vest and will account for this amount to HM Revenue and Customs through the Pay As You Earn, or PAYE, tax withholding system. Please see further information below.

If, for any reason, there is no such withholding, you must pay the income tax due to Virage Logic within 90 days of the date of vesting to avoid further tax consequences. If you fail to pay this amount to Virage Logic within that time limit, you will be deemed to have received an additional taxable benefit equal to the amount of income tax paid by Virage Logic on your behalf and you will have to pay further income tax on this benefit. In such case, Virage Logic is not required to withhold tax on the benefit in kind, and you must include this in your self-assessment tax return for the year in which vesting occurred.

Sale of Shares

When you subsequently sell the shares acquired upon vesting of the restricted stock units, you will be subject to capital gains tax on any taxable gain you realize at a flat rate of 18%. The taxable gain will be calculated as the difference between the sale proceeds and the fair market value of the shares at vesting. Further, capital gains tax is payable only on gains from all sources in excess of the annual personal exemption in any tax year (currently £9,600 for the tax year April 6, 2008 to April 5, 2009).

Dividends

If you receive shares upon vesting, you may be entitled to receive dividends if our board of directors, in its discretion, declares a dividend. Any dividend paid will be subject to income tax in the United Kingdom (but not NICs) and also to U.S. federal withholding tax. You may be entitled to a foreign tax credit against your United Kingdom income tax for the U.S. federal tax withheld.

Withholding and Reporting

As described above, Virage Logic is required to withhold income tax and employee’s NICs at vesting through the PAYE system, and you have agreed to meet any liability for employer’s NICs. Virage Logic intends to satisfy the PAYE obligation, and your liability for employer’s NICs, by withholding from the number of shares of common stock that would otherwise be released to you upon vesting under your restricted stock units a number of shares (rounded up to the next whole share) determined by multiplying the number of shares becoming vested by the combined income tax and employee’s and employer’s NICs applicable to you. If the amount withheld is not sufficient to cover your actual liability, you will be responsible for paying the difference.

It is your responsibility to report and pay any taxes resulting from the sale of shares and the receipt of any dividends. You will also be required to report the vesting of your restricted stock units, the subsequent disposal of your shares and the receipt of any dividends on your annual United Kingdom self-assessment tax return.

Transferring Employees

If you were tax resident and ordinarily resident in the United Kingdom when you received the options or SSARs you elect to cancel in the exchange or if you are tax resident in the United Kingdom at the time you receive restricted stock units, depending on your individual circumstances, you may still be subject to income tax and employer’s and employee’s NICs in the United Kingdom even if you are no longer resident in the United Kingdom when your restricted stock units are granted or vest. Subject to the provisions of any relevant double taxation treaty, if the restricted stock units vest while you are in the United Kingdom, you may also be subject to capital gains tax in the United Kingdom when the shares acquired are sold even if you are no longer in the United Kingdom at the time of sale. Please consult your tax advisor as the tax treatment of a transferring individual into or out of the United Kingdom is often complex and will depend upon your particular circumstances.

15.	Extension of Offer; Termination; Amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to extend the period of time during which this offer is open and delay the acceptance for exchange of any options and SSARs. If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension, as described below. If we extend the expiration date, we will also extend your right to withdraw tenders of options and SSARs until such extended expiration date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time (U.S.), on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend this offer and to postpone our acceptance and cancellation of any options and SSARs elected to be exchanged if any of the events listed in Section 7 of this offer to exchange occurs, by giving written notice of the termination or postponement to you or by making a public announcement of the termination or postponement. This notice may be made by press release, e-mail or other method of communication. Our reservation of the right to delay our acceptance and cancellation of options and SSARs elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the options and SSARs promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to amend this offer in any respect, including by decreasing or increasing the consideration offered in this offer to option and SSAR holders or by decreasing or increasing the number of options and SSARs being sought in this offer. As a reminder, if a particular option grant or SSAR grant expires after commencement, but before cancellation under this offer, that particular option grant or SSAR grant is not eligible for exchange. Therefore, if we extend this offer for any reason and if a particular option or SSAR that was tendered before the originally scheduled expiration date expires after such originally scheduled expiration date but before the actual expiration date under the extended offer, that option or SSAR would not be eligible for exchange.

The minimum period during which this offer will remain open following material changes in the terms of this offer or in the information concerning this offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of options or SSARs being sought in this offer or the consideration being offered by us for the options or SSARs in this offer, this offer will remain open for at least ten U.S. business days from the date of notice of such modification. If any term of this offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of options or SSARs, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of options and SSARs of such amendment, and we will extend this offer’s period so that at least five U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of this offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time (U.S.).

16.	Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options and SSARs to be exchanged through this offer.

17.	Additional Information.

This offer to exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options and SSARs:

•	our definitive proxy statement on Schedule 14A for our 2008 annual meeting of stockholders, filed with the SEC on January 25, 2008;

•	our Annual Report on Form 10-K for our fiscal year ended September 30, 2007, filed with the SEC on December 14, 2007;

•	our Quarterly Reports on Form 10-Q for our fiscal quarters ended December 31, 2007 and March 31, 2008, filed with the SEC on February 11, 2008 and May 12, 2008, respectively;

•

our Current Reports on Form 8-K, filed with the SEC on December 12, 2007, January 15, 2008, March 13, 2008, April 21, 2008 and May 6, 2008 and our Current Report on Form 8-K/A, filed with the SEC on October 29, 2007; and

•

the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on July 20, 2000, including any amendments or reports filed for the purposes of updating such description.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, SEC’s public reference room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC’s toll-free telephone number at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

Each person to whom a copy of this offer to exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Virage Logic Corporation, 47100 Bayside Parkway, Fremont, California 94538, Attention: Christine Russell or telephoning Christine Russell at (510) 360-8025.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

The information contained in this offer to exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18.	Financial Statements.

The financial information, including the financial statements and notes to financial statements, included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2007 and March 31, 2008 are incorporated by reference into this offer to exchange. See Section 10 above for a summary of our financial information from our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2007 and March 31, 2008. More complete financial information may be obtained by accessing our filings with the SEC by following the instructions in Section 17 above.

19.	Miscellaneous.

We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this offer to exchange, the related Schedule TO, the memorandum from our president and chief executive officer to employees, the election form, the withdrawal form and the forms of restricted stock unit agreements. If anyone makes any representation to you or gives you any information that is different from the representations and information contained in this offer to exchange, the related Schedule TO, the memorandum from our president and chief executive officer to employees, the election form, the withdrawal form or the forms of restricted stock unit agreements, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should tender your options or SSARs pursuant to this offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by us. You should rely only on the representations and information contained in this offer to exchange, the related Schedule TO, the memorandum from our president and chief executive officer to employees, the election form, the withdrawal form and the forms of restricted stock unit agreements to which we have referred you. You should not assume that the information provided in this offer to exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer.

This offer is not being made to, and we will not accept any election to tender for exchange options or SSARs from or on behalf of, holders of options or SSARs in any jurisdiction in which making this offer or accepting any tendered options or SSARs is illegal or subject to regulatory approval. However, we may in our sole discretion take the actions deemed necessary to make this offer to holders of options and SSARs in such jurisdiction.

Virage Logic Corporation

May 29, 2008

As amended June 11, 2008

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF VIRAGE LOGIC CORPORATION

The directors and executive officers of Virage Logic Corporation are set forth in the following table:

Name	Position and Offices Held
J. Daniel McCranie	President, Chief Executive Officer and Chairman
Alexander Shubat, Ph.D.	Chief Operating Officer and Director
Christine Russell	Vice President of Finance and Chief Financial Officer
Michael L. Hackworth	Director
Cathal Phelan	Director
Robert B. Smith	Director
Michael Stark	Director

The address of each executive officer and director is: c/o Virage Logic Corporation, 47100 Bayside Parkway, Fremont, California 94538.

The members of Virage Logic’s board of directors and Virage Logic’s chief executive officer, chief financial officer and chief operating officer are not eligible to participate in this offer.

A-1